Filed Pursuant Rule 424(b)(3)

File No. 333-260072

$500,000,000

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

Portman Ridge Finance Corporation, or “we” “us” or the “Company”, is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, or the 1940 Act. Subject to the overall supervision of the Board of Directors, or the Board, of the Company, Sierra Crest Management LLC, or the Adviser, is responsible for managing our business and activities, including sourcing investment opportunities, conducting research, performing diligence on potential investments, structuring our investments, and monitoring our portfolio companies on an ongoing basis through a team of investment professionals. The Adviser is an affiliate of BC Partners LLP, or BC Partners.

We originate, structure, and invest in secured term loans, bonds or notes and mezzanine debt primarily in privately-held middle market companies but may also invest in other investments such as loans to publicly-traded companies, high-yield bonds, and distressed debt securities, collectively the Debt Securities Portfolio. We also invest in joint ventures and debt and subordinated securities issued by collateralized loan obligation funds, or “CLO Fund Securities.” In addition, from time to time we may invest in the equity securities of privately held middle market companies and may also receive warrants or options to purchase common stock in connection with our debt investments.

In our Debt Securities Portfolio, our investment objective is to generate current income and, to a lesser extent, capital appreciation from the investments in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. We define the middle market as comprising companies with EBITDA (earnings before interest, taxes, depreciation and amortization) of $10 million to $50 million and/or total debt of $25 million to $150 million. We primarily invest in first and second lien term loans which, because of their priority in a company’s capital structure, we expect will have lower default rates and higher rates of recovery of principal if there is a default and which we expect will create a stable stream of interest income. The first lien term loans may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and/or mezzanine debt, or Junior Debt. Unitranche loans will expose us to the risks associated with first lien loans and Junior Debt. While there is no specific collateral associated with senior unsecured debt, such positions are senior in payment priority over subordinated debt investments. The investments in our Debt Securities Portfolio are all or predominantly below investment grade, and have speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

Our investments in CLO Fund Securities are primarily managed by our formerly wholly-owned asset management subsidiaries Trimaran Advisors and Trimaran Advisors Management, L.L.C. From time-to-time we have also made investments in CLO Fund Securities managed by other asset managers. Our collateralized loan obligation funds, or CLO Funds, typically invest in broadly syndicated loans, high-yield bonds and other credit instruments.

Our portfolio may include “covenant-lite” loans which generally refer to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

We have elected to be treated for U.S. federal income tax purposes as a registered investment corporation, or RIC, under the Internal Revenue Code of 1986, as amended, or the Code, and intend to operate in a manner to maintain our RIC status. As a RIC, we intend to distribute to our stockholders substantially all of our net ordinary taxable income and the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each year. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements. Pursuant to this election, we generally will not have to pay corporate-level U.S. federal income taxes on any income that we timely distribute to our stockholders.

We may offer, from time to time, in one or more offerings or series, up to $500,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, which we refer to, collectively, as the “securities”. The preferred stock, debt securities, subscription rights and warrants offered hereby may be convertible or exchangeable into shares of our common stock. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus.

In the event we offer common stock, the net proceeds we receive on a per share basis, before offering expenses, will generally not be less than the net asset value per share of our common stock at the time we make the offering. However, we may receive net proceeds on a per share basis, before offering expenses, that are less than our net asset value per share (i) in connection with a rights offering to our existing stockholders, (ii) with the prior approval of the majority (as defined in the 1940 Act) of our common stockholders or (iii) under such other circumstances as the Securities and Exchange Commission, or the SEC, may permit.

The securities may be offered directly to one or more purchasers, including existing stockholders in a rights offering, or through agents designated from time to time by us, or to or through underwriters or dealers. Each prospectus supplement relating to an offering will identify any agents or underwriters involved in the sale of the securities, and will disclose any applicable purchase price, fee, discount or commissions arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “PTMN.” The reported closing price for our common stock on November 22, 2021 was $24.51 per share.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in an offering made pursuant to this prospectus or any related prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” beginning on page 6 of this prospectus or otherwise incorporated by reference herein and included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The accompanying prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the accompanying prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein, before investing in our securities and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a website at http://www.sec.gov that contains such information. This information is also available free of charge by contacting us at 650 Madison Avenue, 23rd Floor, New York, New York 10022, Attention: Investor Relations, or by calling us collect at (212) 891-2880 or on our website at http://www.portmanridge.com. Information contained on our website is not incorporated by reference into this prospectus or any supplement to this prospectus and you should not consider that information to be part of this prospectus or any supplement hereto.

Neither the SEC nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is December 3, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC, using the “shelf” registration process. Under this shelf registration statement, we may offer, from time to time, in one or more offerings, up to $500,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, on terms to be determined at the time of the offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus, and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, please carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement.

This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and other third-party reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or referenced in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by us or on our behalf or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our financial condition, results of operations and prospects may have changed since any such date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

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PROSPECTUS SUMMARY

This summary highlights information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement, and any related free writing prospectus, including the risks of investing in our securities discussed in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus and the applicable prospectus supplement. Before making your investment decision, you should also carefully read the information incorporated by reference into this prospectus, including our financial statements and related notes, and the exhibits to the registration statement of which this prospectus is a part. Any yield information contained or incorporated by reference in this prospectus related to investments in our investment portfolio is not intended to approximate a return on your investment in us and does not take into account other aspects of our business, including our operating and other expenses, or other costs incurred by you in connection with your investment in us.

Except as otherwise indicated in this prospectus, the terms:

•	“we,” “us,” “our,” “PTMN,” “Company” and “Portman Ridge” refer to Portman Ridge Finance Corporation, a Delaware corporation, and its wholly owned subsidiaries;

•	“Adviser” or “Sierra Crest” refers to Sierra Crest Investment Management LLC , a Delaware limited liability company, our investment adviser and an affiliate of BC Partners LLP, or BC Partners; and

•	“Administrator” refers to BC Partners Management LLC, a Delaware limited liability company, our administrator and an affiliate of BC Partners and BC Partners Advisors L.P.

Portman Ridge Finance Corporation

Formerly known as KCAP Financial, Inc., we are an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. The Company was formed as a Delaware limited liability company on August 8, 2006 and, prior to the issuance of shares of the Company’s common stock in its initial public offering, or IPO, converted to a corporation incorporated in Delaware on December 11, 2006.

The Company originates, structures, and invests in secured term loans, bonds or notes and mezzanine debt primarily in privately-held middle market companies but may also invest in other investments such as loans to publicly-traded companies, high-yield bonds, and distressed debt securities, which we collectively refer to as the Debt Securities Portfolio. The Company also invests in joint ventures and debt and subordinated securities issued by collateralized loan obligation funds, or CLO Fund Securities. In addition, from time to time the Company may invest in the equity securities of privately held middle market companies and may also receive warrants or options to purchase common stock in connection with its debt investments.

The Company has elected to be treated and intends to continue to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. To qualify as a RIC, the Company must, among other things, meet certain source-of-income, asset diversification and annual distribution requirements. As a RIC, the Company generally will not have to pay corporate-level U.S. federal income taxes on any income that it distributes in a timely manner to its stockholders.

Our Adviser

Our investment activities are managed by our Adviser, which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, and is an affiliate of BC Partners. Our

Adviser is responsible for managing the Company’s assets in accordance with our investment objective, policies and restrictions, determining the composition of the Company’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes, identifying, evaluating and negotiating the structure of the Company’s investments, monitoring the Company’s investments, determining the securities and other assets that the Company will purchase, retain or sell, assisting the Board with its valuation of the Company’s assets, directing investment professionals of the Adviser to provide managerial assistance to the Company’s portfolio companies and performing due diligence on prospective portfolio companies. Under the investment advisory agreement we have entered into with our Adviser on April 1, 2019, or the Investment Advisory Agreement, we pay our Adviser a base management fee and an incentive fee for its services.

Our Administrator

Our administrative functions are provided by our Administrator under an administration agreement, or the Administration Agreement. Our Administrator oversees the performance of required administrative services, which includes providing office space, equipment and office services, maintaining financial records, preparing reports to stockholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others. Under the Administration Agreement, we pay our Administrator an amount equal to our allocable portion of our Administrator’s overhead resulting from its obligations under the Administration Agreement, including rent and the allocable portion of the cost of our Chief Compliance Officer and Chief Financial Officer and their respective staffs.

FEES AND EXPENSES

The information in the following table is being provided to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “the Company,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses:
Sales load payable by us (as a percentage of offering price)	— %	(1)
Offering expenses (as a percentage of offering price)	— %	(2)
Dividend reinvestment plan expenses	— %	(3)

Total Stockholder Transaction Expenses (as a percentage of offering price)	— %

Annual Expenses (as percentage of net assets attributable to common stock):
Base management fee payable under the Investment Advisory Agreement	2.8%	(4)
Incentive fee payable under the Investment Advisory Agreement (17.5% of net investment income and realized capital gains)	3.1%	(5)
Interest payments on borrowed funds	5.1%	(6)
Other expenses	3.3%	(7)

Total annual expenses	14.3%

(1)

The amounts set forth in this table do not reflect the impact of any sales load, sales commission or other offering expenses borne by us and our stockholders. In the event that securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus or prospectus supplement will disclose the applicable sales load.

(2)

The prospectus supplement corresponding to each offering will disclose the applicable estimated amount of offering expenses, the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)

The expenses associated with the administration of the dividend reinvestment plan are included in “Other expenses.” The plan administrator’s fees will be paid by us. We will not charge any brokerage charges or other charges to stockholders who participate in the plan. However, your own broker may impose brokerage charges in connection with your participation in the plan.

(4)

Our base management fee, payable quarterly in arrears, is calculated at an annual rate of 1.50% of our average adjusted gross assets, excluding cash and cash equivalents but including assets purchase with borrowed amounts. See “Business—Management Agreements—Investment Advisory Agreement” in our most recent Annual Report on Form 10-K for more information.

(5)

PTMN’s incentive fee consists of two parts: (1) a portion based on PTMN’s pre-incentive fee net investment income, or the Income-Based Fee, and (2) a portion based on the net capital gains received on PTMN’s portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains Incentive Fee, or the Capital Gains Fee. The Income-Based Fee is 17.50% of pre-incentive fee net investment income with a 7.00% hurdle rate. The Capital Gains Fee is 17.50% of capital gains computed net of all realized capital losses and gross unrealized capital depreciation.

(6)

“Interest payments on borrowed funds” represent our annual interest payment, fees and credit facility expenses based on annualized results of operations for the nine months ended September 30, 2021, including with respect to our revolving credit facility and outstanding unsecured notes. The costs associated with any outstanding indebtedness are indirectly borne by our common stockholders. The amount of leverage we employ at any particular time will depend on, among other things, the Board’s and our

Adviser’s assessment of the market and other factors at the time at any proposed borrowing. We may also issue preferred stock, subject to our compliance with applicable requirements under the 1940 Act.
(7)

“Other expenses” represent amounts which are based upon the annualized results of our operations for the nine months ended September 30, 2021, including payments under the Administration Agreement based on our allocable portion of overhead and other expenses incurred by our Administrator.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return(1)	$112	$316	$495	$854
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return entirely from realized gains	$121	$337	$524	$888

(1)	Assumes we will not realize any capital gains computed net of all realized capital lesser and gross unrealized capital depreciation in any periods indicated.

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the income incentive fee under the Investment Advisory Agreement may not be earned or payable and is not included in the example. If we achieve sufficient returns on our investments to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher.

Further, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by (a) the market price per share of our common stock at the close of trading on the payment date fixed by the Board in the event that newly issued shares of our common stock are used to implement the dividend reinvestment plan or (b) the average purchase price of all shares of common stock purchased by the plan administrator in the event that shares are purchased in the open market to implement the requirements of the dividend reinvestment plan, which may be at, above or below net asset value.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

FINANCIAL HIGHLIGHTS

We have presented our financial highlights, as adjusted for the reverse stock split of our common stock described elsewhere herein, for the ten-year period ended December 31, 2020 below. The information presented in the table below for the five-year period ended December 31, 2020 has been derived from the consolidated financial highlights for such five-year period included in our Annual Report on Form 10-K for the year ended December 31, 2020, but has been adjusted by management to take into account our recent reverse stock split of shares of our common stock.

	For the Years Ended December 31,
	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Per Share Data:
Net asset value, at beginning of period	$33.95	$42.33	$48.69	$52.43	$58.25	$69.43	$75.11	$78.53	$78.52	$82.10
Net investment income(1)	3.40	0.82	2.70	2.95	4.99	6.54	5.88	6.16	6.48	4.45
Net realized gains (losses) from investments(1)	1.52	(4.16)	(4.40)	(1.87)	(1.66)	(1.66)	(3.03)	(3.77)	(1.24)	(8.08)
Realized (losses) gains from extinguishment of debt(1)	—	(0.30)	(0.05)	(1.12)	—	(0.12)	(0.22)	(0.17)	—	—
Net change in unrealized (depreciation) appreciation on investments(1)	1.36	0.30	(0.81)	0.90	(3.62)	(9.74)	1.78	3.09	3.92	6.19

Net (decrease) increase in net assets resulting from operations	6.28	(3.34)	(2.56)	0.86	(0.29)	(4.98)	4.41	5.31	9.16	2.56
Net decrease in net assets resulting from distributions	(2.40)	(3.20)	(4.00)	(4.80)	(5.93)	(6.30)	(9.99)	(10.50)	(9.35)	(6.84)
Net increase/(decrease) in net assets relating to stock-based transactions	(9.06)	(1.84)	0.20	0.20	0.40	0.10	(0.10)	1.77	0.20	0.70
Net asset value, end of period	$28.77	$33.95	$42.33	$48.69	$52.43	$58.25	$69.43	$75.11	$78.53	$78.52
Total net asset value return(2)	(8.3)%	(12.1)%	(4.7)%	2.0%	0.2%	(7.2)%	5.7%	9.1%	11.9%	4.0%
Ratio/Supplemental Data:
Per share market value at beginning of period	$21.20	$34.60	$34.10	$39.80	$40.70	$68.20	$80.70	$91.90	$63.10	$69.70
Per share market value at end of period	$19.10	$21.20	$34.60	$34.10	$39.80	$40.70	$68.20	$80.70	$91.90	$63.10
Total market return(3)	1.4%	(29.5)%	13.2%	(2.3)%	12.3%	(31.2)%	(3.1)%	(0.7)%	60.5%	0.4%
Shares outstanding at end of period	7,516,423	4,482,968	3,732,685	3,733,922	3,717,829	3,710,001	3,677,513	3,333,212	2,647,041	2,299,221
Net assets at end of period	$216,263,863	$152,198,570	$158,021,011	$181,804,576	$194,924,925	$216,100,470	$255,316,701	$250,369,693	$207,875,659	$180,525,942
Portfolio turnover rate(5)	55.7%	51.7%	38.3%	100.5%	34.3%	32.5%	45.8%	45.5%	39.2%	24.5%
Average par debt outstanding	—	—	105,230,252	134,020,367	189,836,675	224,498,433	196,622,077	150,828,586	80,758,743	53,974,098
Asset coverage ratio	156%	195%	249%	271%	205%	202%	211%	226%	305%	401%
Ratio of net investment income to average net assets (annualized)	9.2%	2.0%	5.9%	5.8%	9.0%	9.8%	7.9%	7.8%	8.3%	5.2%
Ratio of total expenses to average net assets (annualized)	14.0%	15.1%	10.1%	9.2%	8.6%	8.6%	8.2%	7.5%	7.2%	6.0%
Ratio of interest expense to average net assets (annualized)	5.6%	5.3%	4.4%	4.1%	4.3%	4.7%	4.5%	3.9%	3.4%	2.3%
Ratio of non-interest expenses to average net assets (annualized)(	8.4%	9.8%	5.7%	5.1%	4.2%	3.9%	3.7%	3.6%	3.7%	3.7%

(1)	Based on weighted average number of common shares outstanding for the period.
(2)

Total net asset value return (not annualized) equals the change in the net asset value per share over the beginning of period net asset value per share plus distributions, divided by the beginning net asset value per share.

(3)	Total market return equals the change in the ending market price over the beginning of period price per share plus distributions, divided by the beginning price.
(4)	Not annualized. Portfolio turnover rate equals the year-to-date sales and paydowns over the average of the invested assets at fair value.
(5)	Annualized

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q, and any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. This could cause our net asset value and the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The information in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and the information in “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Quarterly Report on Form 10-Q is incorporated by reference herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements, including statements regarding our future financial condition, business strategy, and plans and objectives of management for future operations. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements include these words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, our ability to successfully and profitably integrate acquired assets and companies, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus, should not be regarded as a representation by us that our plans or objectives will be achieved.

The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of our existing and prospective portfolio companies;

•	the return or impact of current and future investments;

•	our contractual arrangements and other relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our regulatory structure and tax treatment;

•

our ability to operate as a business development company and a regulated investment company, including the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of a protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access additional capital; and

•	the timing, form and amount of any dividend distributions.

We have based the forward-looking statements included in this prospectus and will base the forward-looking statements included in any accompanying prospectus supplement on information available to us on the date of this prospectus and any accompanying prospectus supplement, as appropriate, and we assume no obligation to update any such forward-looking statements, except as required by law. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or in any free writing prospectus we have authorized for use in connection with a specific offering, we intend to use any net proceeds we receive from the sale of securities pursuant to this prospectus for general corporate purposes, which includes making new investments in accordance with our investment objective and strategies, paying operating expenses, including advisory and administrative fees and expenses and reducing the amount of any of our outstanding borrowings, and other expenses such as the due diligence expenses associated with potential new investments.

We anticipate that substantially all of the net proceeds of an offering of securities pursuant to this prospectus and a related prospectus supplement will be used for the above purposes within three months of any such offering, depending on the availability of appropriate investment opportunities consistent with our investment objective, but no longer than within six months of any such offerings.

Pending any new investments we may make or the payment of expenses described above, we intend to invest any net proceeds from an offering primarily in cash, cash equivalents, U.S. government securities and other high-quality investment grade investments that mature in one year or less from the date of investment. The income we earn on such temporary investments will generally be significantly less than what we would expect to receive from investments in the types of investments we intend to target. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. The prospectus supplement relating to an offering will more fully identify the use of proceeds from any offering.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ under the symbol “PTMN.” The following table sets forth, for each fiscal quarter during the last two fiscal years and the current fiscal year to date, the net asset value, or NAV, per share of our common stock, the high and low closing sales prices for our common stock and such sales prices as a percentage of NAV per share.

		Closing Sales Price(2)(4)		Premium/ (Discount) of High Sales Price to NAV(3)(4)	Premium/ (Discount) of Low Sales Price to NAV(3)(4)
Period	NAV(1)(4)	High	Low
Fourth Quarter of 2021 (as of November 22, 2021)	*			*	*
Third Quarter of 2021	$29.71	$25.70	$22.80	(13.50)%	(23.26)%
Second Quarter of 2021	$29.28	$24.60	$21.70	(15.98)%	(25.89)%
First Quarter of 2021	$29.24	$21.70	$18.20	(25.79)%	(37.76)%
Fourth Quarter of 2020	$28.77	$19.10	$12.60	(33.61)%	(56.20)%
Third Quarter of 2020	$28.51	$13.50	$10.50	(52.65)%	(63.17)%
Second Quarter of 2020	$27.13	$14.40	$8.40	(46.92)%	(69.04)%
First Quarter of 2020	$26.91	$23.60	$7.50	(12.30)%	(72.13)%
Fourth Quarter of 2019	$33.95	$22.60	$20.30	(33.43)%	(40.21)%
Third Quarter of 2019	$35.51	$24.70	$21.50	(30.44)%	(39.45)%
Second Quarter of 2019	$37.26	$37.50	$22.50	0.64%	(39.61)%
First Quarter of 2019	$38.49	$36.80	$33.20	(4.39)%	(13.74)%

(1)

NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.

(2)	Closing sales price as provided by the NASDAQ.
(3)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
(4)

On August 23, 2021, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware to effect a 1-for-10 reverse stock split of the issued and outstanding (or held in treasury) of our common stock. The reverse split became effective as of 12:01 a.m. on August 26, 2021. The share information in the table above has been adjusted to reflect the impact of the reverse stock split thereon.

*	Not determinable at the time of filing.

On November 22, 2021, the reported closing sales price of our common stock was $24.51 per share. As of November 22, 2021, we had 57 stockholders of record, which did not include stockholders for whom shares are held in “nominee” or “street name”.

SENIOR SECURITIES

Information about our senior securities as of each of the years ended December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 can be found under “Note 7. Borrowings—Senior Securities” in the independent auditors report in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this prospectus. The report of KPMG LLP on the Senior Securities table as of December 31, 2020 and 2019, is included in their audit report on the Company’s consolidated financial statements, which is incorporated by reference herein. Ernst & Young LLP’s report on the senior securities table as of December 31, 2018, 2017 and 2016 is attached as an exhibit to the registration statement of which this prospectus is a part.

Information about our senior securities as of September 30, 2021 can be found under “Item 1.—Note 6. Borrowings—Senior Securities” in our Quarterly Report on Form 10-Q, which is incorporated by reference into this prospectus.

BUSINESS

The information in “Item 1. Business” of our most recent Annual Report on Form 10-K is incorporated by reference herein.

PORTFOLIO COMPANIES

The following table sets forth certain information as of September 30, 2021 for each portfolio company in which the Company had an investment. Percentages shown for class of securities held by the Company represent percentage of the class owned and do not necessarily represent voting ownership or economic ownership.

The Board of Directors of the Company (the “Board”) approved the valuation of the Company’s investment portfolio, as of September 30, 2021 at fair value as determined in good faith using a consistently applied valuation process in accordance with the Company’s documented valuation policy that has been reviewed and approved by the Board, who also approve in good faith the valuation of such securities as of the end of each quarter. For more information relating to the Company’s investments, see the Company’s financial statements incorporated by reference in this prospectus.

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED SCHEDULE OF INVESTMENTS

As of September 30, 2021

Debt Securities Portfolio

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
1A Smart Start LLC 500 E Dallas Rd #100, Grapevine, TX 76051 Consumer goods: Non-durable	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.8% Cash, 6 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 8/27	10/28/2020	$2,079,053	$1,852,203	$2,085,974	0.8%

Accordion Partners LLC 31 West 52nd Street, 16th Floor New York, NY 10019 Finance	(8)(13)(14)(23)	Senior Secured Loan — Delayed Draw Term Loan 1.0% Cash, Due 9/27	9/24/2021	—	(21,000)	(21,000)	0.0%

Accordion Partners LLC 31 West 52nd Street, 16th Floor New York, NY 10019 Finance	(8)(13)(23)	Senior Secured Loan — Revolver 0.5% Cash, Due 9/27	9/24/2021	—	(75,000)	(75,000)	0.0%

Accordion Partners LLC 31 West 52nd Street, 16th Floor New York, NY 10019 Finance	(8)(13)(14)	Senior Secured Loan — Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 9/27	9/24/2021	11,200,000	11,032,537	11,032,000	4.1%

Advantage Capital Holdings LLC 7905 Cochran Road Suite 300 Glenwillow, OH 44139 Banking, Finance, Insurance & Real Estate	(8)(13)(14)(21)	Senior Secured Loan — Delayed Draw Term Loan 5.0% Cash, 8.0% PIK, Due 1/25	2/14/2020	2,968,560	2,968,560	2,968,560	1.1%

Advantage Capital Holdings LLC 415 Bedford Road — Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 5.0% Cash, 8.0% PIK, Due 1/25	2/14/2020	2,622,599	2,622,599	2,622,599	1.0%

AIS Holdco, LLC 415 Bedford Road — Suite 102 Pleasantville NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 5.1% Cash, 3 Month Libor (0.13%) + 5.00%, Due 8/25	10/28/2020	2,511,300	2,094,296	2,446,760	0.9%

AMCP Pet Holdings, Inc. 801 Crescent Center Drive Franklin, TN 37067 Beverage, Food and Tobacco	(8)(13)(14)(21)(23)	Senior Secured Loan — Delayed Draw Term Loan 1.0% Cash, Due 10/26	12/9/2020	—	(17,275)	—	0.0%

AMCP Pet Holdings, Inc. 38281 Industrial Park Road, Lisbon, OH 44432 Beverage, Food and Tobacco	(8)(13)(21)(23)	Senior Secured Loan — Revolving Loan 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 10/26	12/9/2020	475,000	457,619	475,000	0.2%

AMCP Pet Holdings, Inc. 161 Washington St, Suite 600, Conshohocken, PA 19428 Beverage, Food and Tobacco	(8)(13)(14)(21)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 6 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 10/26	12/9/2020	4,962,500	4,876,779	4,962,500	1.8%

Analogic Corporation 38281 Industrial Park Road, Lisbon, OH 44432 Electronics	(8)(13)(14)(23)	Senior Secured Loan — Revolver 0.5% Cash, Due 6/23	10/28/2020	—	—	(7,098)	0.0%

Analogic Corporation 38281 Industrial Park Road, Lisbon, OH 44432 Electronics	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 6.3% Cash, 1 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 6/24	10/28/2020	3,528,873	3,176,599	3,405,009	1.3%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Ancile Solutions, Inc. 6085 Marshalee Drive Suite 300, Elkridge, MD 21075 High Tech Industries	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 8.0% Cash, 3.0% PIK, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 6/26	6/11/2021	7,011,083	6,815,187	6,835,806	2.5%

Anthem Sports & Entertainment Inc. 8 Centennial Drive Peabody, MA 01960 Media: Broadcasting & Subscription	(8)(13)(14)	Senior Secured Loan — Term Loan 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 9/24	3/31/2021	812,912	724,261	786,737	0.3%

Anthem Sports & Entertainment Inc. 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(21)(23)	Senior Secured Loan — Revolving Loan 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 9/24	9/9/2019	208,333	183,812	173,450	0.1%

Anthem Sports & Entertainment Inc. 8 Centennial Drive Peabody, MA 01960 Media: Broadcasting & Subscription	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 9/24	9/9/2019	3,112,292	3,044,915	3,012,077	1.1%

AP Core Holdings II, LLC 770 Broadway New York, NY 10003 Media: Diversified & Production	(8)(14)	Senior Secured Loan — First Lien Term Loan 6.3% Cash, 1 Month Libor (0.75%) + 5.50%; Libor Floor 0.75%, Due 7/27	7/21/2021	4,000,000	3,940,477	4,023,340	1.5%

AP Core Holdings II, LLC 770 Broadway New York, NY 10003 Media: Diversified & Production	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.3% Cash, 1 Month Libor (0.75%) + 5.50%; Libor Floor 0.75%, Due 7/27	7/21/2021	4,000,000	3,940,589	3,940,000	1.5%

Appfire Technologies, LLC 1500 District Ave, Burlington, MA 01803 High Tech Industries	(8)(13)(14)(23)	Senior Secured Loan — Delayed Draw Term Loan 0.1% Cash, Due 3/27	7/7/2021	—	(43,131)	(45,000)	0.0%

Athos Merger Sub LLC 2821 Northrup Way, Suite 275 Bellevue, WA 98004 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.1% Cash, 1 Month Libor (0.08%) + 5.00%, Due 7/26	10/28/2020	1,319,019	1,158,907	1,319,019	0.5%

Back Porch International, Inc. 6405 SW Rosewood St, Ste C., Lake Oswego, OR 97035 High Tech Industries	(8)(13)(24)	Senior Secured Loan — First Lien Term Loan 12.5% Cash, 1.0% PIK, 1 Month Libor (2.25%) + 10.25%; Libor Floor 2.25%, Due 3/24	6/9/2021	5,593,090	5,225,707	5,593,090	2.1%

BJ Services, LLC 520 US-22, Bridgewater Township, NJ 08807 Energy: Oil & Gas	(8)(13)(14)	Senior Secured Loan — First Out Term Loan 8.5% Cash, 1 Month Libor (1.50%) + 7.00%; Libor Floor 1.50%, Due 1/23	10/28/2020	1,384,155	1,369,016	1,384,155	0.5%

BMC Acquisition, Inc. 11211 FM 2920 Rd. Tomball, TX 77375 Banking, Finance, Insurance & Real Estate	(8)(14)	Senior Secured Loan — Initial Term Loan 6.3% Cash, 3 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 12/24	1/2/2018	2,691,522	2,690,784	2,684,793	1.0%

Bristol Hospice 12404 Park Central Drive, Suite 400S Dallas, TX, 75251 Healthcare & Pharmaceuticals	(8)(13)(14)(21)(23)	Senior Secured Loan — Delayed Draw Term Loan 1.0% Cash, Due 12/26	12/22/2020	—	(7,158)	—	0.0%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Bristol Hospice 206 North 2100 West, Ste 202, Salt Lake City, UT 84116 Healthcare & Pharmaceuticals	(8)(13)(14)(21)	Senior Secured Loan — Unitranche 6.3% Cash, 1 Month Libor (1.00%) + 5.25%; Libor Floor 1.00%, Due 12/26	12/22/2020	2,161,747	2,124,095	2,161,747	0.8%

C.P. Converters, Inc. 15 Grumbacher Road York, PA 17406 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — Term Loan 7.0% Cash, 3 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 6/23	7/29/2021	1,120,738	1,104,985	1,103,927	0.4%

C.P. Converters, Inc. 206 North 2100 West, Ste 202, Salt Lake City, UT 84116 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — Seventh Amendment Acquisition Loan 7.5% Cash, 3 Month Libor (1.00%) + 6.50%; Libor Floor 1.00%, Due 6/23	6/26/2020	2,906,250	2,864,474	2,906,250	1.1%

Carestream Health, Inc. 15 Grumbacher Rd, York, PA 17406 Healthcare & Pharmaceuticals	(8)(14)	Junior Secured Loan — 2023 Extended Term Loan (Second Lien) 5.5% Cash, 8.0% PIK, 6 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 8/23	5/8/2020	1,730,386	1,605,794	1,702,994	0.6%

Centric Brands Inc. 150 Verona Street, Rochester, NY 14608 Machinery (Non-Agrclt/Constr/Electr)	(8)(13)(14)(20)	Senior Secured Loan — Term Loan 10.0% PIK, Due 10/25	10/28/2020	8,617,896	7,173,780	7,950,009	2.9%

Centric Brands Inc. 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Machinery (Non-Agrclt/Constr/Electr)	(8)(13)(14)(23)	Senior Secured Loan — Revolver 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	761,825	706,344	761,825	0.3%

Child Development Schools, Inc. 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Services: Consumer	(8)(13)(14)	Senior Secured Loan — Term Loan 5.3% Cash, 3 Month Libor (1.00%) + 4.25%; Libor Floor 1.00%, Due 5/23	6/6/2018	3,840,200	3,837,036	3,840,200	1.4%

Circustrix Holdings, LLC 4055 Valley View Ln Ste 400 Dallas, TX 75244 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Term Loan 6.5% Cash, 2.5% PIK, 1 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 7/23	1/29/2021	579,154	579,154	579,154	0.2%

Circustrix Holdings, LLC 42 West Center Street, Suite 301 Provo, UT 84603 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan 9.0% Cash, 1 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 7/23	1/11/2021	575,128	575,128	575,128	0.2%

Circustrix Holdings, LLC 301 Matheson Blvd West, Mississauga, ON, L5R 3G3, Canada Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 6.5% Cash, 2.5% PIK, 1 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 12/21	10/28/2020	6,610,307	4,773,389	5,677,593	2.1%

Coastal Screen and Rail, LLC 1127 Poinsettia Dr., Delray Beach, FL 33444 Construction & Building	(8)(13)(24)	Senior Secured Loan — First Lien Term Loan 10.5% Cash, 1.5% PIK, Due 1/23	6/9/2021	1,750,000	1,646,662	1,750,000	0.6%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Confluence Technologies, Inc. 233 Wilshire Blvd, Suite 800 Santa Monica, CA 90401 Services: Business	(8)(13)	Junior Secured Loan — Term Loan Second Lien 7.0% Cash, 3 Month Libor (0.50%) + 6.50%; Libor Floor 0.50%, Due 7/29	7/22/2021	2,000,000	1,980,385	1,980,000	0.7%

Convergeone Holdings Corp. 2711 Centerville Road, Suite 400, Wilmington, DE 19808 Electronics	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.1% Cash, 1 Month Libor (0.08%) + 5.00%, Due 1/26	10/28/2020	2,151,476	1,790,719	2,145,054	0.8%

Datalink, LLC 14055 Riveredge Dr Ste 600, Tampa, FL 33637 Healthcare & Pharmaceuticals	(8)(13)(23)	Senior Secured Loan — Delayed Draw Term Loan (First Lien) 1.0% Cash, Due 11/26	11/23/2020	—	(12,381)	—	0.0%

Datalink, LLC 14055 Riveredge Dr Ste 600, Tampa, FL 33637 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 1 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 11/26	11/23/2020	2,863,438	2,795,657	2,863,438	1.1%

DCert Buyer, Inc. 131 Griffin Way, Mount Washington, KY 40047 High Tech Industries	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 7.1% Cash, 1 Month Libor (0.08%) + 7.00%, Due 2/29	3/16/2021	5,400,000	5,387,016	5,445,900	2.0%

Deliver Buyer, Inc. Jachthavenweg 109 H, Amsterdam, 1081 KM , Netherlands Capital Equipment	(8)(13)(14)	Senior Secured Loan — Incremental Term Loan (First Lien) 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 5/24	7/1/2020	4,731,902	4,680,990	4,731,902	1.7%

Digitran Innovations B.V. (Pomeroy Solutions Holding Company, Inc.) Jachthavenweg 109 H, Amsterdam, 1081 KM , Netherlands High Tech Industries	(13)	Senior Secured Loan — EUR Term Loan A 5.0% PIK, Due 5/22	5/11/2020	261,136	307,187	256,970	0.1%

Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 78746 High Tech Industries	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan (First Lien) 4.3% Cash, 1 Month Libor (0.08%) + 4.25%, Due 7/25	6/27/2019	824,363	824,363	816,614	0.3%

Drilling Info Holdings, Inc. 2901 Via Fortuna #200 Austin, TX 78746 High Tech Industries	(8)(13)(14)(21)	Senior Secured Loan — 2020 Term Loan (First Lien) 4.6% Cash, 1 Month Libor (0.08%) + 4.50%, Due 7/25	2/14/2020	985,000	981,546	983,917	0.4%

Electronics for Imaging, Inc. 6750 Dumbarton Circle Fremont, CA 94555 Electronics	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.1% Cash, 1 Month Libor (0.08%) + 5.00%, Due 7/26	10/28/2020	2,165,206	1,699,195	2,049,000	0.8%

ELO Touch Solutions, Inc. 670 N. McCarthy Blvd. Milpitas, CA 95035 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan 6.6% Cash, 1 Month Libor (0.08%) + 6.50%, Due 12/25	10/28/2020	2,483,213	2,168,264	2,491,495	0.9%

Energy Acquisition LP One City Place Drive Suite 450 St Louis, MO 63141 Electronics	(14)	Senior Secured Loan — First Lien Term Loan 4.3% Cash, 2 Month Libor (0.10%) + 4.25%, Due 6/25	10/28/2020	4,784,289	4,012,166	4,756,636	1.8%

Firstlight Holdco Inc. 491 Lisbon Street Lewistown, ME 04240 Telecommunications	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.6% Cash, 1 Month Libor (0.08%) + 7.50%, Due 7/26	12/18/2019	400,000	367,113	400,000	0.1%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Geo Parent Corporation 420 Lexington Ave., Suite 1718 New York, NY 10170 Media: Advertising, Printing & Publishing	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.3% Cash, 1 Month Libor (0.08%) + 5.25%, Due 12/25	10/28/2020	3,264,896	2,877,635	3,264,896	1.2%

Global Integrated Flooring Systems Inc. 9000 Regency Parkway Suite 400, Cary, NC 27518 Consumer goods: Durable	(8)(13)(23)	Senior Secured Loan — Revolver 0.8% Cash, Due 2/23	10/28/2020	—	—	(19,149)	0.0%

Global Integrated Flooring Systems Inc. 3700 32nd Street SE Grand Rapids, MI 49512 Consumer goods: Durable	(8)(13)	Senior Secured Loan — First Lien Term Loan 9.5% Cash, 3 Month Libor (1.25%) + 8.25%; Libor Floor 1.25%, Due 2/23	10/28/2020	6,300,000	4,835,288	3,485,160	1.3%

Global Tel*Link Corporation 3700 32nd Street SE Grand Rapids, MI 49512 Telecommunications	(8)(14)	Junior Secured Loan — Term Loan (Second Lien) 8.3% Cash, 1 Month Libor (0.08%) + 8.25%, Due 11/26	5/21/2013	1,500,000	1,483,417	1,406,250	0.5%

Grupo HIMA San Pablo, Inc. P.O. Box 4980 Caguas, PR 00726 Healthcare & Pharmaceuticals	(5)(8)(13)	Junior Secured Loan — Term Loan (Second Lien) 13.8% Cash, Due 7/18	1/30/2013	7,191,667	7,191,667	48,903	0.0%

Grupo HIMA San Pablo, Inc. 601 Lexington Avenue Suite 53 New York, NY 10022 Healthcare & Pharmaceuticals	(5)(8)(13)(14)	Senior Secured Loan — Term B Loan (First Lien) 10.5% Cash, 3 Month Libor (1.50%) + 9.00%; Libor Floor 1.50%, Due 8/21	1/30/2013	2,702,232	2,702,232	1,357,872	0.5%

H.W. Lochner, Inc. 225 West Washington Street, 12th Floor, Chicago, Il 60606 Services: Business	(8)(13)(23)	Senior Secured Loan — Revolver 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 7/27	7/2/2021	6,200,524	6,047,170	6,040,524	2.2%

H.W. Lochner, Inc. 225 West Washington Street, 12th Floor, Chicago, Il 60606 Services: Business	(8)(13)(14)	Senior Secured Loan — Term Loan 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 7/27	7/2/2021	15,000,000	14,712,460	14,700,000	5.4%

H-CA II, LLC P.O. Box 4980 Caguas, PR 00726 Banking, Finance, Insurance & Real Estate	(8)(13)	Senior Secured Loan — Term Loan 19.0% Cash, Due 2/24	2/16/2021	2,000,000	2,000,000	2,000,000	0.7%

HDC/HW Intermediate Holdings, LLC 620 Division Street, Elizabeth, NJ 07207 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Revolver 8.5% Cash, 3 Month Libor (1.00%) + 7.50%; Libor Floor 1.00%, Due 12/23	10/28/2020	669,722	588,967	593,977	0.2%

HDC/HW Intermediate Holdings, LLC 211 Wacker Dr., Suite 900E Chicago, IL 60606 High Tech Industries	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 8.5% Cash, 3 Month Libor (1.00%) + 7.50%; Libor Floor 1.00%, Due 12/23	10/28/2020	6,546,535	5,757,168	5,806,122	2.1%

Helix Acquisition Holdings, Inc. 211 Wacker Dr., Suite 900E Chicago, IL 60606 Metals & Mining	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 8.1% Cash, 3 Month Libor (0.13%) + 8.00%, Due 9/25	12/18/2019	1,400,000	1,247,689	1,360,191	0.5%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Hoffmaster Group, Inc. 9501 Technology Boulevard, Suite 401, Rosemont, IL 60018 Forest Products & Paper	(8)(13)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 10.5% Cash, 3 Month Libor (1.00%) + 9.50%; Libor Floor 1.00%, Due 11/24	5/6/2014	1,600,000	1,581,127	1,358,240	0.5%

Idera, Inc. 2950 North Loop Freeway West, Suite 700, Houston, TX 77042 High Tech Industries	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 7.5% Cash, 6 Month Libor (0.75%) + 6.75%; Libor Floor 0.75%, Due 2/29	4/29/2021	6,000,000	5,942,874	6,048,600	2.2%

Infobase Holdings, Inc. 1801 Russellville Rd. Bowling Green, KY 42101 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 12/22	12/13/2017	1,812,500	1,807,555	1,812,500	0.7%

Infobase Holdings, Inc. 2950 North Loop Freeway West Suite 700, Houston, TX 77042 High Tech Industries	(8)(13)(14)	Senior Secured Loan — Term Loan (add on) 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 12/22	12/13/2017	1,921,615	1,916,372	1,921,615	0.7%

Intermedia Holdings, Inc. 132 West 31st Street New York, NY 10001 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan B 7.0% Cash, 1 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 7/25	10/28/2020	2,674,810	2,387,684	2,676,482	1.0%

Keeco, LLC 702 King Farm Boulevard, Suite 400 Rockville, MD 20850 Consumer goods: Durable	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan A 9.5% Cash, 0.8% PIK, 1 Month Libor (1.75%) + 7.75%; Libor Floor 1.75%, Due 3/24	10/28/2020	5,442,260	4,560,968	5,261,033	1.9%

Lifescan Global Corporation 825 East Middlefield Road, Mountain View, CA 94043 Healthcare & Pharmaceuticals	(8)(14)	Senior Secured Loan — First Lien Term Loan A 6.2% Cash, 3 Month Libor (0.15%) + 6.00%, Due 10/24	10/28/2020	3,036,157	2,615,697	3,014,964	1.1%

Location Services Holdings, LLC 135 Janus International Blvd. Temple, GA 30179 Services: Business	(8)(13)(14)(21)(23)	Senior Secured Loan — Revolving Credit 7.8% Cash, 1 Month Libor (1.00%) + 6.75%; Libor Floor 1.00%, Due 10/21	11/7/2019	2,291,667	2,290,205	2,287,167	0.8%

Lucky Bucks, LLC 5820 Live Oak Parkway, Suite 300 Norcross, GA 30071 Hotel, Gaming & Leisure	(8)(13)(14)	Senior Secured Loan — Term Loan 6.3% Cash, 6 Month Libor (0.75%) + 5.50%; Libor Floor 0.75%, Due 7/27	7/20/2021	10,000,000	9,804,159	9,800,000	3.6%

Luminii LLC 30736 Wiegman Road Hayward, CA 94544 Construction & Building	(8)(13)(14)(23)	Senior Secured Loan — Revolver 7.3% Cash, 1 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 4/23	10/28/2020	343,473	314,418	339,145	0.1%

Luminii LLC 360 North Crescent Drive, Beverly Hills, CA 90210 Construction & Building	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan B 7.3% Cash, 1 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 4/23	10/28/2020	7,080,442	6,481,519	7,020,966	2.6%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Mag Ds Corp. 3923 Ranchero Drive Ann Arbor, MI 48108 Aerospace and Defense	(8)(13)(14)(21)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 4/27	10/28/2020	3,891,201	3,322,235	3,700,532	1.4%

Marble Point Credit Management LLC 600 Steamboat Road, Suite 202 Greenwich, CT 06830 Banking, Finance, Insurance & Real Estate	(13)(23)	Senior Secured Loan — Revolver 0.5% Cash, Due 8/28	8/11/2021	—	(25,000)	(25,000)	0.0%

Marble Point Credit Management LLC 600 Steamboat Road, Suite 202 Greenwich, CT 06830 Banking, Finance, Insurance & Real Estate	(13)(14)	Senior Secured Loan — Term Loan 7.0% Cash, 3 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 8/28	8/11/2021	5,875,625	5,717,268	5,714,045	2.1%

Maxor National Pharmacy Services, LLC 7777 N. Merrimac Avenue Niles, IL 60714 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 11/23	10/28/2020	8,098,134	7,328,791	8,098,134	3.0%

Maxor National Pharmacy Services, LLC 7777 N. Merrimac Avenue Niles, IL 60714 Healthcare & Pharmaceuticals	(8)(13)(14)(23)	Senior Secured Loan — Revolver 0.5% Cash, Due 11/22	10/28/2020	—	—	—	0.0%

Ministry Brands, LLC 12730 Fair Lakes Circle, Suite 600, Fairfax, VA 22033 Services: Business	(8)(13)(14)	Junior Secured Loan — April 2018 Incremental Term Loan (Second Lien) 9.0% Cash, 1 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 6/23	12/18/2019	6,000,000	5,692,827	5,895,000	2.2%

Mother’s Market & Kitchen, Inc. 320 S. Polk St., Suite 100 Amarillo, TX 79101 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 7/23	10/28/2020	6,537,592	5,949,051	6,537,592	2.4%

MSM Acquisitions, Inc. 401 City Avenue Bala Cynwyd, PA 19004 Services: Business	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan (First Lien) 7.0% Cash, 3 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 6/22	12/31/2020	2,922,750	2,926,243	2,920,120	1.1%

MSM Acquisitions, Inc. 401 City Avenue Bala Cynwyd, PA 19004 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.0% Cash, 3 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 12/26	12/31/2020	7,005,971	6,929,459	6,999,665	2.6%

Nasco Healthcare Inc. 16 Simulaids Drive Saugerties, NY 12477 USA Consumer goods: Non-durable	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 6/23	5/22/2020	4,276,086	3,811,036	4,198,261	1.5%

Navex Topco, Inc. 14488 Old Stage Rd, Lenoir City, TN 37772 Electronics	(8)(14)(18)(21)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.1% Cash, 1 Month Libor (0.09%) + 7.00%, Due 9/26	12/4/2018	7,700,000	7,285,597	7,552,430	2.8%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Naviga Inc. 100 Kalmus Drive Costa Mesa, CA 92626 Services: Business	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	458,407	420,971	450,385	0.2%

Naviga Inc. 800 Concar Drive, Suite 100, San Mateo, CA 94402 Services: Business	(8)(13)	Senior Secured Loan — Delayed Draw Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	3/1/2021	757,552	751,116	744,295	0.3%

Naviga Inc. 1100 Peachtree St NE #200, Atlanta, GA 30309 Services: Business	(8)(13)(14)(23)	Senior Secured Loan — Revolver 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	383,812	327,841	371,818	0.1%

Naviga Inc. 800 Concar Drive, Suite 100, San Mateo, CA 94402 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	10/28/2020	5,012,532	4,603,954	4,924,813	1.8%

Naviga Inc. 96 Cimmings Point Road, Stamford, CT 06902 Services: Business	(8)(13)	Senior Secured Loan — Term Loan 8.0% Cash, 3 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 12/22	3/1/2021	713,686	701,560	701,196	0.3%

Northeast Metal Works LLC 410 John Downey Drive, New Britain, CT 06051 Metals & Mining	(8)(13)(18)	Senior Secured Loan — First Lien Term Loan 8.0% Cash, 2.0% PIK, Due 12/21	6/9/2021	14,002,644	11,882,240	12,322,327	4.5%

One Stop Mailing LLC 601 Regency Drive, Glendale Heights, IL 60139 Transportation: Consumer	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 1 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 4/27	5/7/2021	7,957,143	7,808,033	7,848,130	2.9%

Orbit Purchaser LLC 7900 International Dr., Suite 800 Bloomington, MN 55425 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Incremental First Lien Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	1,528,115	1,368,698	1,528,115	0.6%

Orbit Purchaser LLC 7900 International Dr., Suite 800 Bloomington, MN 55425 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	2,528,621	2,260,683	2,528,621	0.9%

Orbit Purchaser LLC 7900 International Dr., Suite 800 Bloomington, MN 55425 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Delayed Draw Term Loan 5.5% Cash, 3 Month Libor (1.00%) + 4.50%; Libor Floor 1.00%, Due 10/24	10/28/2020	739,410	662,273	739,410	0.3%

Phoenix Guarantor Inc. 7921 Jones Branch Drive McLean, VA 22102 Healthcare & Pharmaceuticals	(8)(13)(14)	Junior Secured Loan — Term Loan Second Lien 9.5% Cash, 1 Month Libor (1.00%) + 8.50%; Libor Floor 1.00%, Due 3/27	12/18/2019	1,200,000	1,112,322	1,200,000	0.4%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Pinstripe Holdings, LLC 333 Thornall Street, 7th Floor Edison, NJ 08837 Services: Business	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.8% Cash, 6 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 1/25	1/17/2019	4,874,889	4,821,046	4,838,327	1.8%

Pomeroy Technologies, LLC Jachthavenweg 109 H, Amsterdam, 1081 KM , Netherlands High Tech Industries	(8)(13)	Senior Secured Loan — Senior Term Loan A 5.0% PIK, Due 5/25	5/29/2020	1,523,855	1,197,731	1,165,749	0.4%

Pomeroy Technologies, LLC Jachthavenweg 109 H, Amsterdam, 1081 KM , Netherlands High Tech Industries	(5)(8)(13)	Senior Secured Loan — Senior Term Loan B 7.0% PIK, Due 5/25	5/29/2020	1,565,210	1,239,086	422,607	0.2%

Pomeroy Technologies, LLC 37 Executive Drive Danbury, CT 06810 High Tech Industries	(8)(13)	Senior Secured Loan — Super Senior Term Loan B 2.0% Cash, 7.0% PIK, Due 5/25	5/29/2020	1,029,908	1,016,445	988,711	0.4%

Pomeroy Technologies, LLC 1020 Petersburg Rd, Hebron, KY 41048 High Tech Industries	(8)(13)	Senior Secured Loan — Term Loan 2.0% Cash, 8.0% PIK, Due 5/25	9/10/2021	48,172	47,693	47,692	0.0%

Priority Holdings, LLC 2001 Westside Parkway, Suite 155 Alpharetta, GA 30004 High Tech Industries	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.8% Cash, 6 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 4/27	4/21/2021	7,761,339	7,686,688	7,714,771	2.8%

ProAir Holdings Corporation 3260 Eagle Park Dr., NE, #100, Grand Rapids, MI 49525 Capital Equipment	(5)(8)(13)	Junior Secured Loan — Term Loan (Second Lien) 13.5% Cash, 2.0% PIK, Due 12/22	6/9/2021	7,816,516	3,662,041	3,107,065	1.1%

PSC Industrial Holdings Corp. 200 S Executive Drive, Suite 400, Brookfield, WI 53005 Environmental Industries	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 9.5% Cash, 1 Month Libor (1.00%) + 8.50%; Libor Floor 1.00%, Due 10/25	10/5/2017	3,000,000	2,968,707	3,002,505	1.1%

PVHC Holding Corp 41 Spring Street New Providence, NJ 07974 Containers, Packaging and Glass	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 5.8% Cash, 3 Month Libor (1.00%) + 4.75%; Libor Floor 1.00%, Due 8/24	8/10/2018	2,793,600	2,786,954	2,591,064	1.0%

Q Holding Company (fka Lex Precision Corp) 41 Spring Street New Providence, NJ 07974 Chemicals, Plastics & Rubber	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 12/23	10/28/2020	2,360,936	2,017,093	2,308,760	0.9%

Qualtek USA, LLC 41 Spring Street New Providence, NJ 07974 High Tech Industries	(8)(14)	Senior Secured Loan — First Lien Term Loan 7.3% Cash, 3 Month Libor (1.00%) + 6.25%; Libor Floor 1.00%, Due 7/25	10/28/2020	5,547,901	4,604,277	5,497,054	2.0%

Radiology Partners, Inc 5711 Old Buncombe Road, Greenville, SC 29609 Healthcare & Pharmaceuticals	(8)(14)(21)	Senior Secured Loan — Term B Loan (First Lien) 4.3% Cash, 1 Month Libor (0.08%) + 4.25%, Due 7/25	3/24/2020	7,000,000	6,023,245	7,003,395	2.6%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Radius Aerospace, Inc. 32125 Solon Road, Suite 100 Solon, OH 44139 Aerospace and Defense	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 3/25	6/27/2019	6,576,000	6,516,056	6,241,281	2.3%

Redstone Holdco 2, LP 176 Middlesex Turnpike, Bedford, MA 01730 High Tech Industries	(8)(14)	Junior Secured Loan — Term Loan (Second Lien) 8.5% Cash, 3 Month Libor (0.75%) + 7.75%; Libor Floor 0.75%, Due 4/29	4/16/2021	4,565,747	4,489,801	4,463,018	1.6%

Ritedose Holdings I, Inc. 717 N. Harwood St., Suite 2300 Dallas, TX 75201 Healthcare & Pharmaceuticals	(8)(13)(14)(23)	Senior Secured Loan — Revolver 0.5% Cash, Due 9/23	10/28/2020	—	—	—	0.0%

Ritedose Holdings I, Inc. 2101 El Segundo Boulevard, Suite 401, El Segundo, CA 90245 Healthcare & Pharmaceuticals	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.5% Cash, 3 Month Libor (1.00%) + 6.50%; Libor Floor 1.00%, Due 9/23	10/28/2020	6,782,729	6,157,593	6,782,729	2.5%

Robertshaw US Holding Corp. 5425 Wisconsin Avenue, Suite 200, Chevy Chase, MD 20815 Capital Equipment	(8)(13)	Junior Secured Loan — Initial Term Loan (Second Lien) 9.0% Cash, 1 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 2/26	2/15/2018	3,000,000	2,983,427	2,617,200	1.0%

Roscoe Medical, Inc. 4700 Old International Airport Road, Anchorage, AK 99502 Healthcare & Pharmaceuticals	(8)(13)	Junior Secured Loan — Term Loan (Second Lien) 11.3% Cash, Due 3/22	3/26/2014	8,201,777	8,199,020	7,955,724	2.9%

Safe Fleet Holdings LLC One Technology Circle Columbia, SC 29203 Automotive	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 7.8% Cash, 3 Month Libor (1.00%) + 6.75%; Libor Floor 1.00%, Due 2/26	12/18/2019	700,000	635,218	692,419	0.3%

San Vicente Capital LLC One Technology Circle Columbia, SC 29203 Telecommunications	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 9.5% Cash, 3 Month Libor (1.50%) + 8.00%; Libor Floor 1.50%, Due 6/25	6/10/2020	2,955,000	2,922,277	2,955,000	1.1%

Shipston Group, U.S., Inc. 1222 Hamilton Parkway Itasca, IL 60143 Automotive	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.0% Cash, 2.0% PIK, 3 Month Libor (1.25%) + 5.75%; Libor Floor 1.25%, Due 9/23	10/28/2020	5,946,880	5,080,315	5,569,253	2.1%

Shipston Group, U.S., Inc. 1222 Hamilton Parkway Itasca, IL 60143 Automotive	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.0% Cash, 2.0% PIK, 3 Month Libor (1.25%) + 5.75%; Libor Floor 1.25%, Due 9/23	10/28/2020	398,211	340,137	372,924	0.1%

South Street Securities Holdings, Inc 6800 East 163rd Street, Belton, MO 64012 Banking, Finance, Insurance & Real Estate	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 9.0% Cash, 3 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 3/26	3/24/2021	7,000,000	6,843,305	6,851,600	2.5%

Sundance Holdings Group, LLC 11726 San Vicente Blvd., Suite 300 Los Angeles, CA 90049 Retail	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 7.0% Cash, 3 Month Libor (1.00%) + 6.00%; Libor Floor 1.00%, Due 5/24	10/28/2020	6,792,219	5,975,549	6,773,201	2.5%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
Surge Busy Bee Holdings LLC 100 Crescent CT Suite 7061, Dallas, Texas 75201 Services: Business	(8)(13)(23)	Senior Secured Loan — Revolver 0.8% Cash, Due 11/21	6/9/2021	—	—	—	0.0%

Surge Busy Bee Holdings LLC 100 Crescent CT Suite 7061, Dallas, Texas 75201 Services: Business	(8)(13)(24)	Senior Secured Loan — First Lien Term Loan A 10.1% Cash, 1 Month Libor (0.09%) + 10.00%, Due 11/22	6/9/2021	3,425,000	3,181,122	3,342,800	1.2%

Surge Busy Bee Holdings LLC 100 Crescent CT Suite 7061, Dallas, Texas 75201 Services: Business	(8)(13)(24)	Senior Secured Loan — First Lien Term Loan B 12.0% Cash, 2.0% PIK, Due 11/22	6/9/2021	3,540,127	3,201,816	3,357,810	1.2%

Surge Hippodrome Holdings LLC 1919 McKinney Avenue, Suite 2001, Dallas, Texas 75201 Services: Business	(8)(13)(18)	Senior Secured Loan — Last Out Term Loan 13.5% Cash, 3 Month Libor (2.00%) + 11.50%; Libor Floor 2.00%, Due 8/24	6/9/2021	5,460,000	4,873,332	5,174,988	1.9%

Syncsort Incorporated 1 American Center, 3100 West End Avenue, Suite 150 Nashville, TN 37203 Services: Business	(8)(14)	Senior Secured Loan — First Lien Term Loan 5.0% Cash, 3 Month Libor (0.75%) + 4.25%; Libor Floor 0.75%, Due 3/28	3/19/2021	2,440,763	2,429,283	2,440,372	0.9%

TA/Weg Holdings, LLC 505 N. Highway 169, Suite 900, Plymouth, MN 55441 Banking, Finance, Insurance & Real Estate	(8)(13)(23)	Senior Secured Loan — Delayed Draw Term Loan 0.5% Cash, Due 12/25	6/3/2021	—	(36,236)	(42,982)	0.0%

TA/Weg Holdings, LLC 505 N. Highway 169, Suite 900, Plymouth, MN 55441 Banking, Finance, Insurance & Real Estate	(8)(13)(23)	Senior Secured Loan — Delayed Draw Term Loan 0.5% Cash, Due 12/25	8/13/2021	—	(19,380)	(44,000)	0.0%

TA/Weg Holdings, LLC 505 N. Highway 169, Suite 900, Plymouth, MN 55441 Banking, Finance, Insurance & Real Estate	(8)(13)	Senior Secured Loan — Delayed Draw Term Loan 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 12/25	7/29/2021	2,185,143	2,174,370	2,173,125	0.8%

TA/Weg Holdings, LLC 505 N. Highway 169, Suite 900, Plymouth, MN 55441 Banking, Finance, Insurance & Real Estate	(8)(13)(23)	Senior Secured Loan — Revolver 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 12/25	8/13/2021	375,000	372,577	372,250	0.1%

Tailwind Randys, LLC 23540 Cottonwood Pkwy, California, MD 20619 Automotive	(8)(13)(14)	Senior Secured Loan — Initial Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 5/25	6/27/2019	4,887,500	4,834,773	4,846,934	1.8%

Tank Partners Equipment Holdings LLC 3865 W 2400 S West Valley City, UT 84120-7212 Energy: Oil & Gas	(5)(8)(13)	Senior Unsecured Bond — 10.00%—02/2022—TankConvert 10.0% PIK, Due 2/22	2/15/2019	511,269	416,170	43,202	0.0%

Tex-Tech Industries, Inc. 247 Station Drive, Suite NE1 Westwood, MA 02090 Textiles and Leather	(8)(13)(14)	Junior Secured Loan — Term Loan (Second Lien) 11.0% Cash, 0.5% PIK, 1 Month Libor (1.00%) + 10.00%; Libor Floor 1.00%, Due 8/24	8/24/2017	12,537,550	12,418,665	11,118,299	4.1%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
The Edelman Financial Center, LLC 575 Fifth Avenue 14th Floor, New York NY 10017 Banking, Finance, Insurance & Real Estate	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 6.8% Cash, 1 Month Libor (0.08%) + 6.75%, Due 7/26	12/18/2019	300,000	276,325	302,718	0.1%

Theragenics Corp One City Center, 11th Floor, Portland, ME 04101 Healthcare & Pharmaceuticals	(8)(14)	Senior Secured Loan — First Lien Term Loan 9.0% Cash, 1 Month Libor (1.00%) + 8.00%; Libor Floor 1.00%, Due 5/24	10/28/2020	7,531,435	6,674,115	7,531,435	2.8%

TLE Holdings, LLC 4000 Legato Road, 9th Floor Fairfax, VA 22033 Healthcare, Education and Childcare	(8)(13)(14)(21)(23)	Senior Secured Loan — Delayed Draw Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 6/24	6/27/2019	737,224	736,283	731,976	0.3%

TLE Holdings, LLC 3916 Westpoint Blvd. Winston-Salem, NC 27103 Healthcare, Education and Childcare	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan 6.5% Cash, 3 Month Libor (1.00%) + 5.50%; Libor Floor 1.00%, Due 6/24	6/27/2019	5,587,840	5,573,521	5,548,167	2.0%

Travelport Finance (Luxembourg) S.A R.L. 5203 Bristol Industrial Way Buford, GA 30518 Services: Business	(3)(13)(14)	Senior Secured Loan — Term Loan 5.1% Cash, 3 Month Libor (0.13%) + 5.00%, Due 5/26	10/28/2020	—	138,440	—	0.0%

Triangle Home Fashions LLC 210 Hillsboro Technology Drive, Deerfield Beach, FL 33441 Consumer goods: Durable	(8)(13)(14)(20)	Senior Secured Loan — First Lien Term Loan 6.8% Cash, 1 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 3/23	10/28/2020	10,500,000	9,660,307	10,500,000	3.9%

Trident Technologies, LLC 21973 Commerce Parkway, Strongsville, OH 44149 Services: Business	(8)(13)(14)	Senior Secured Loan — First Lien Term Loan 7.5% Cash, 3 Month Libor (1.50%) + 6.00%; Libor Floor 1.50%, Due 12/25	5/10/2021	1,425,000	1,415,179	1,416,165	0.5%

Trident Technologies, LLC 21973 Commerce Parkway, Strongsville, OH 44149 Services: Business	(8)(13)(14)(21)	Senior Secured Loan — Initial Term Loan 7.5% Cash, 3 Month Libor (1.50%) + 6.00%; Libor Floor 1.50%, Due 12/25	5/1/2020	8,478,157	8,297,126	8,425,593	3.1%

TronAir Parent Inc. 210 Hillsboro Technology Drive, Deerfield Beach, FL 33441 Aerospace and Defense	(8)(13)(14)	Senior Secured Loan — Initial Term Loan (First Lien) 6.8% Cash, 3 Month Libor (1.00%) + 5.75%; Libor Floor 1.00%, Due 9/23	9/30/2016	919,736	918,294	845,329	0.3%

TRSO II, Inc. One Embarcadero Center, 39th Floor, San Francisco, CA 94111 Energy: Oil & Gas	(5)(8)(13)	Junior Secured Loan — Promissory Note 1.7% PIK, Due 1/25	1/24/2020	72,552	72,552	—	0.0%

Vectra Co. 2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760 Chemicals, Plastics & Rubber	(8)(14)	Junior Secured Loan — Initial Loan (Second Lien) 7.3% Cash, 1 Month Libor (0.08%) + 7.25%, Due 3/26	12/18/2019	400,000	361,162	392,668	0.1%

VTK Acquisition, Inc. 751 Summit Avenue, Mankato, MN 56001 Capital Equipment	(8)(13)(18)	Senior Secured Loan — Revolver 6.6% Cash, 3 Month Libor (0.13%) + 6.50%, Due 12/21	6/9/2021	1,536,097	1,488,536	1,533,793	0.6%

Portfolio Company / Principal Business		Investment Interest Rate¹ / Maturity[15]	Initial Acquisition Date	Principal	Amortized Cost	Fair Value[2]	% of Net Assets
VTK Acquisition, Inc. 751 Summit Avenue, Mankato, MN 56001 Capital Equipment	(8)(13)(18)	Senior Secured Loan — First Lien Term Loan 8.1% Cash, 3 Month Libor (0.13%) + 8.00%, Due 3/22	6/9/2021	2,712,500	2,489,208	2,538,357	0.9%

WireCo WorldGroup Inc. 120 South Central Ave., Suite 200, St. Louis, MO 63105 Capital Equipment	(8)(14)	Junior Secured Loan — Initial Term Loan (Second Lien) 10.0% Cash, 6 Month Libor (1.00%) + 9.00%; Libor Floor 1.00%, Due 9/24	8/9/2016	2,555,556	2,541,175	2,540,657	0.9%

Wonder Love, Inc. 50 Tice Blvd Woodcliff Lake, NJ 07677 Media: Diversified & Production	(8)(13)(14)(21)	Senior Secured Loan — Term Loan 6.0% Cash, 3 Month Libor (1.00%) + 5.00%; Libor Floor 1.00%, Due 11/24	11/18/2019	2,475,000	2,444,023	2,475,000	0.9%

Zest Acquisition Corp. 100 N. Spulveda Boulevard, 12th Floor, El Segundo, CA 90245 Healthcare, Education and Childcare	(8)(13)(14)(18)	Junior Secured Loan — Initial Term Loan (Second Lien) 8.0% Cash, 1 Month Libor (1.00%) + 7.00%; Libor Floor 1.00%, Due 3/26	3/8/2018	3,500,000	3,487,489	3,485,300	1.3%

Total Investment in Debt Securities (167.7% of net asset value at fair value)				$485,086,064	$450,601,744	$455,079,876	167.7%

Equity Securities Portfolio

Portfolio Company / Principal Business		Investment[15]	Initial Acquisition Date	Quantity/ Par/Shares	Percent of Class Held	Cost	Fair Value[2]	% of Net Assets
4L Ultimate Topco Corporation 4200 Columbus Street Ottawa, IL 61350 Services: Business	(8)(13)(19)	Common	5/29/2020	$321	0.3%	$29,275	$29,276	0.0%

AAPC Holdings, LLC 2222 Sedwick Drive Durham, NC 27713 Healthcare & Pharmaceuticals	(8)(13)(21)(22)	Class A Preferred Units	6/27/2019	5,500,000	3.0%	5,500,000	5,528,050	2.0%

Advantage Capital Holdings LLC 415 Bedford Road — Suite 102, Pleasantville, NY, 10570 Banking, Finance, Insurance & Real Estate	(8)(13)(19)(22)	Class A Membership Units	2/14/2020	628	0.6%	—	204,420	0.1%

Anthem Sports & Entertainment Inc. 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(19)(21)	Warrant Class A	9/9/2019	263	0.6%	46,371	30,717	0.0%

Anthem Sports & Entertainment Inc. 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(19)(21)	Warrant Class B	9/9/2019	46	0.6%	—	—	0.0%

Anthem Sports & Entertainment Inc. 8270 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(8)(13)(19)(21)	Warrant Common Stock	9/9/2019	859	0.6%	—	—	0.0%

ATP Oil & Gas Corporation 4600 Post Oak Place, Suite 100, Houston, TX, 77027 Energy: Oil & Gas	(8)(11)(13)	Limited Term Royalty Interest	12/18/2019	864,798	5.0%	864,798	2,127,100	0.8%

BMP Slappey Holdco, LLC 4260 Cahaba Heights Court, Suite 100, Birmingham, AL 35243 Telecommunications	(8)(13)(18)(19)(25)	Preferred Stock	6/9/2021	200,000	4.9%	466,949	441,605	0.2%

BMP Slappey Investment II 4260 Cahaba Heights Court, Suite 100, Birmingham, AL 35243 Telecommunications	(8)(13)(18)(19)(25)	Preferred Stock	6/9/2021	88,946	2.2%	207,666	196,395	0.1%

Brite Media LLC 475 14th Street, Suite 200, Oakland, CA 94612 Media: Advertising, Printing & Publishing	(8)(13)(19)	Common Stock	6/9/2021	139	0.9%	150,026	245,565	0.1%

Carestream Health, Inc. 150 Verona Street Rochester, New York 14608 Healthcare & Pharmaceuticals	(8)(13)(19)	Warrant	5/8/2020	33	0.0%	—	—	0.0%

Centric Brands Inc. 350 Fifth Ave, Empire State Building, 6th Floor New York, NY 10118 Machinery (Non-Agrclt/Constr/Electr)	(8)(13)(14)(19)	Common	10/28/2020	36,342	0.4%	—	42,447	0.0%

Portfolio Company / Principal Business		Investment[15]	Initial Acquisition Date	Quantity/ Par/Shares	Percent of Class Held	Cost	Fair Value[2]	% of Net Assets
Coastal Screen and Rail, LLC 1127 Poinsettia Dr., Delray Beach, FL 33444 Construction & Building	(8)(13)(19)(25)	Preferred Stock	6/9/2021	150,000	3.9%	418,387	400,000	0.1%

EJF Investments Ltd. 399 Park Ave, New York, NY 10043 Banking, Finance, Insurance & Real Estate	(3)(19)	Preferred Equity	6/17/2020	1,000,000	16.7%	1,256,211	1,546,700	0.6%

Everyware Global, Inc. 519 N. Pierce Avenue Lancaster, OH 43130 Consumer goods: Durable	(8)(13)(19)	Common	10/28/2020	1,085,565	2.4%	345,834	2,008,295	0.7%

Flight Lease VII 324 Datura Street, Suite 252, West Palm Beach, FL 33401 Aerospace and Defense	(8)(13)(16)(19)(26)	Common Stock	6/9/2021	1,938	46.1%	280,170	300,000	0.1%

Flight Lease XII 324 Datura Street, Suite 252, West Palm Beach, FL 33401 Aerospace and Defense	(8)(13)(18)(19)(25)	Common Stock	6/9/2021	1,000	19.2%	529,787	580,448	0.2%

FP WRCA Coinvestment Fund VII, Ltd. 2400 W75th St., Prairie Village, KS 66208 Capital Equipment	(3)(13)(19)	Class A Shares	2/2/2007	1,500,000	0.2%	1,500,000	738,000	0.3%

Fusion Connect, Inc. 420 Lexington Ave., Suite 1718 New York, NY 10170 Telecommunications	(8)(13)(14)(19)	Common	10/28/2020	121,871	3.1%	865,853	220,587	0.1%

GIG Rooster Holdings I, LLC 16285 Park Ten Place, Suite 120 Houston, TX 77084 Energy: Oil & Gas	(8)(13)(18)(19)	Common	10/28/2020	99	9.9%	—	79,200	0.0%

KC Engineering & Construction Services, LLC 4921 Memorial Highway, Suite 300, Tampa, FL 33634 Environmental Industries	(8)(13)(19)(25)	Common Stock	6/9/2021	131,081	2.5%	4,314,740	4,500,000	1.7%

Kleen-Tech Acquisition, LLC 7100 Broadway, Suite 6-L, Denver, CO 80221 Services: Business	(8)(13)(18)(19)(25)	Common Stock	6/9/2021	250,000	6.9%	1,264,409	1,240,000	0.5%

New Millennium Holdco, Inc. (Millennium Health, LLC) 16981 Via Tazon, San Diego, CA 92127 Healthcare & Pharmaceuticals	(8)(13)(19)	Common	10/7/2014	29,699	0.0%	1,953,299	1,000	0.0%

Northeast Metal Works LLC 410 John Downey Drive, New Britain, CT 06051 Metals & Mining	(8)(13)(18)(19)(25)	Preferred Stock	6/9/2021	2,368	22.8%	—	—	0.0%

Ohene Holdings B.V. Gustav Mahlerplein 23 A Symp 5th, Amsterdam, 1082MS High Tech Industries	(3)(13)(19)	Warrants	3/31/2019	4	0.0%	—	—	0.0%

Portfolio Company / Principal Business		Investment[15]	Initial Acquisition Date	Quantity/ Par/Shares	Percent of Class Held	Cost	Fair Value[2]	% of Net Assets
Prosper Marketplace P.O. Box 396081 San Francisco, CA 94139 Consumer goods: Durable	(6)(8)(13)(19)	Class B Preferred Units	10/28/2020	912,865	2.6%	278,865	264,731	0.1%

Ravn Air Group, Inc. 600 First Avenue, Suite 600 King of Prussia, PA 19406 Aerospace and Defense	(8)(13)(19)	Class B Membership Units	10/30/2020	1,172	1.7%	247,543	71,223	0.0%

Roscoe Investors, LLC 21973 Commerce Parkway, Strongsville, OH 44149 Healthcare & Pharmaceuticals	(8)(13)(19)	Class A Units	3/26/2014	10,000	1.1%	1,000,000	483,000	0.2%

Safety Services Holdings Corporation, 2626 S Roosevelt St, Suite 2, Tempe, AZ 85282 Services: Business	(8)(13)(19)	Preferred Stock	6/9/2021	100,000	0.6%	43,334	50,000	0.0%

Surge Busy Bee Holdings LLC 100 Crescent CT Suite 7061, Dallas, Texas 75201 Services: Business	(8)(13)(19)(25)	Warrants	6/9/2021	105	4.8%	62,571	—	0.0%

Surge Hippodrome Holdings LLC 1919 McKinney Avenue, Suite 2001, Dallas, Texas 75201 Services: Business	(8)(13)(18)(19)(25)	Warrants	6/9/2021	10	6.4%	159,322	180,000	0.1%

Surge Hippodrome Partners LP 1919 McKinney Avenue, Suite 2001, Dallas, Texas 75201 Services: Business	(8)(13)(18)(19)(25)	Common Stock	6/9/2021	176	10.7%	357,029	300,000	0.1%

Tank Partners Equipment Holdings LLC 575 Fifth Avenue 14th Floor, New York NY 10017 Energy: Oil & Gas	(8)(9)(13)(19)	Class A Units	8/28/2014	49,000	48.5%	6,228,000	—	0.0%

TRSO II, Inc. 2700 E. Interstate 20 P.O. Box 2488, Odessa, TX 79760 Energy: Oil & Gas	(8)(13)(19)	Common Stock	12/24/2012	1,228	1.3%	420,289	—	0.0%

VTK Acquisition, Inc. 751 Summit Avenue, Mankato, MN 56001 Capital Equipment	(8)(13)(18)(19)(25)	Common Stock	6/9/2021	90	9.0%	250,959	490,000	0.2%

World Business Lenders, LLC 101 Hudson Street, 33rd Floor, Jersey City, NJ 07302 Banking, Finance, Insurance & Real Estate	(13)(19)	Common Stock	6/9/2021	49,209	0.3%	—	—	0.0%

Total Investment in Equity Securities (8.2% of net asset value at fair value)						$29,041,687	$22,298,759	8.2%

CLO Fund Securities

Portfolio Company		Investment[15,11]	Initial Acquisition Date	Percentage Ownership	Amortized Cost	Fair Value[2]	% of Net Assets
Catamaran CLO 2013- 1 Ltd. Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	(3)(13)	Subordinated Securities, effective interest 8.0%, 1/28 maturity	6/4/2013	23.3%	5,695,114	3,404,929	1.3%

Catamaran CLO 2014-1 Ltd. 655 Broad Street 8th Floor Newark, NJ 07102 United States	(3)(13)	Subordinated Securities, effective interest 5.5%, 4/30 maturity	5/6/2014	22.2%	9,619,787	5,218,279	1.9%

Dryden 30 Senior Loan Fund Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	(3)(13)	Subordinated Securities, effective interest 20.5%, 11/28 maturity	10/10/2013	6.8%	1,099,275	1,364,999	0.5%

Catamaran CLO 2014-2 Ltd. Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	(3)(7)(13)	Subordinated Securities, effective interest 0.0%, 10/26 maturity	8/15/2014	24.9%	6,065,598	—	0.0%

Catamaran CLO 2015-1 Ltd. Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	(3)(13)	Subordinated Securities, effective interest 8.7%, 4/27 maturity	5/5/2015	9.9%	2,660,968	162,425	0.1%

Catamaran CLO 2018-1 Ltd Boundary Hall, Cricket Square PO Box 1093 Grand Cayman, Ky1-1102 Cayman Islands	(3)(13)	Subordinated Securities, effective interest 8.7%, 10/31 maturity	9/27/2018	24.8%	8,823,496	7,023,002	2.6%

Total Investment in CLO Fund Securities (6.3% of net asset value at fair value)					$33,964,238	$17,173,634	6.3%

Asset Manager Affiliates

Portfolio Company / Principal Business	Investment[15]	Initial Acquisition Date	Percentage Ownership	Cost	Fair Value[2]	% of Net Assets
Asset Manager Affiliates 650 Madison Ave FL23, New York, NY 10022	Asset Management Company	12/11/2006	100%	$17,791,230	$—	0.0%

Total Investment in Asset Manager Affiliates (0% of net asset value at fair value)				$17,791,230	$—	0.0%

Derivatives

Portfolio Company / Principal Business		Investment[15]	Initial Acquisition Date	Cost	Fair Value[2]	% of Net Assets
AAPC Holdings LLC. 415 Bedford Road — Suite 102, Pleasantville, NY, 10570 Banking, Finance, Insurance & Real Estate	(13)(21)(22)	Securities Swap and Option Agreement	9/30/2019	$—	$(2,000,145)	(0.7)%

Coastal Screen and Rail 1127 Poinsettia Dr., Delray Beach, FL 33444 Construction & Building	(13)(22)	Put Option	8/31/2021	—	—	0.0%

HDNet Holdco LLC 8269 E. 23rd Ave Denver, CO 80238 Media: Broadcasting & Subscription	(13)(21)(22)	Call Option	9/9/2019	30,609	18,054	0.0%

Total Derivatives (0% of net asset value at fair value)				$30,609	$(1,982,091)	(0.7)%

Joint Ventures

Portfolio Company / Principal Business		Investment[15]	Initial Acquisition Date	Percentage Ownership	Cost	Fair Value[2]	% of Net Assets
KCAP Freedom 3 LLC 650 Madison Ave FL23, New York, NY 10022	(9)(13)(16)	Joint Venture	7/19/2017	60%	$27,414,858	$23,946,301	8.8%

BCP Great Lakes Holdings LP 650 Madison Ave FL23, New York, NY 10022 Limited Partnership	(10)(17)(18)(23)	Joint Venture	12/11/2018	24%	43,143,519	43,682,813	16.1%
Total Investment in Joint Ventures (24.9% of net asset value at fair value)					$70,558,377	$67,629,114	24.9%

Total Investments[4]					$601,987,885	$560,199,292	106.4%

[1]

A majority of the variable rate loans in the Company’s investment portfolio bear interest at a rate that may be determined by reference to either LIBOR or an alternate Base Rate (commonly based on the Federal Funds Rate or the Prime Rate), which typically resets semi-annually, quarterly, or monthly at the borrower’s option. The Borrower may also elect to have multiple interest reset periods for each September 30, 2021 loan. For each such loan, the Company has provided the weighted average annual stated interest rate in effect at September 30, 2021. As noted in the table above 75.5% (based on par) of debt securities contain floors which range between 0.50% and 2.25%.

[2]	Reflects the fair market value of all investments as of September 30, 2021 as determined by the Company’s Board of Directors.
[3]	Non-U.S. company or principal place of business outside the U.S.
[4]

The aggregate cost of investments for federal income tax purposes is approximately $632 million. The aggregate gross unrealized appreciation is approximately $51 million, the aggregate gross unrealized depreciation is approximately $123 million, and the net unrealized depreciation is approximately $72 million.

[5]	Loan or debt security is on non-accrual status and therefore is considered non-income producing.
[6]

Held through Garrison Capital Equity Holdings II LLC and net of non-controlling member’s interest of 17.5% pursuant to the Amended and Restated Limited Liability Company Agreement of Garrison Capital Equity Holdings II LLC.

[7]	During the second quarter of 2020, the Company was notified that this CLO Fund security will cease making distributions to the Company.
[8]

Qualified asset for purposes of section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). Qualifying assets represent approximately 84.4% of the total assets at September 30, 2021.

[9]

As defined in the 1940 Act, the Company is deemed to be both an “Affiliated Person” and has “Control” of this portfolio company as the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company (including through a management agreement). Other than for purposes of the 1940 Act, the Company does not believe that it has control over this portfolio company.

[10]	Non-voting.
[11]

CLO Subordinated Investments are entitled to periodic distributions which are generally equal to the remaining cash flow of the payments made by the underlying fund’s investments less contractual payments to debt holders and fund expenses. The estimated annualized effective yield indicated is based upon a current projection of the amount and timing of these distributions. Such projections are updated on a quarterly basis and the estimated effective yield is adjusted prospectively.

[12]

This investment is on non-accrual status and receives a 5% royalty interest on oil being produced on certain fields. All production payments received are being applied to the cost basis and are considered return of capital.

[13]	Fair value of this investment was determined using significant unobservable inputs.
[14]	As of September 30, 2021, is investment is pledged to secure the Company’s debt obligations.
[15]

The Company’s investments are generally acquired in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and, therefore, are generally subject to limitations on resale, and may be deemed to be “restricted securities’’ under the Securities Act of 1933.

[16]

As defined in the 1940 Act, the Company is deemed to be both an “Affiliated Person” and has “Control” of this portfolio company as the Company owns more than 25% of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

[17]	Ownership of LP interest held through the holding company BCP Great Lakes Fund, L.P, a non-U.S. company or principal place of business outside the U.S.
[18]

Under the 1940 Act, the Company is deemed to be an “Affiliated Person” of, as defined in the 1940 Act, this portfolio company as the Company owns at least 5% but no more than 25% of the portfolio company’s outstanding voting securities or is under common control with such portfolio company. Other than for purpose of the 1940 Act, the Company does not believe it has control over this portfolio company.

[19]	Non-income producing.

[20]

In addition to the stated interest rate of this security, which is the amount disclosed in this schedule, the Company is entitled to receive additional interest as a result of an arrangement with other lenders in the syndication, whereby the “first out” tranche will have priority over the Company’s “last out” tranche with respect to payments of principal, interest and any other amounts due thereunder from the borrower. The additional interest received during the quarter has been annualized and included in the spread disclosed for this investment.

[21]	Represents co-investment made with the Company’s affiliates in accordance with the terms of the exemptive relief that the Company received.
[22]	Information related to the Company’s derivatives is presented below as of September 30, 2021:

Description	Payments made	Payments received	Counterparty	Maturity date	Notional amount	Value	Upfront payments/ receipts	Unrealized gain (loss)
Securities Swap and Option Agreement	18% PIK	16% Cash	Advantage Capital Holdings LLC.	9/15/24	$5,500,000	$(2,000,145)	$—	$(2,000,145)

Description	Counterparty	Number of shares	Notional amount	Exercise price	Expiration date	Value
Call option	HDNet Holdco LLC	0.2	$7,656	$0.01	N/A	$18,054
Put option	Coastal Screen and Rail		$150,000	$400,000	8/31/2022	—

[23]

Debt security has an unfunded commitment in addition to the amounts shown in the Consolidated Schedule of Investments. See Note 8 for additional information on the Company’s commitments and contingencies.

[24]	The cash coupon and/or PIK coupon on the loan is subject to a pricing grid based on certain leverage ratios of the portfolio company.
[25]	This investment is owned by HCAP Equity Holdings, LLC, one of the Company’s taxable blocker subsidiaries.
[26]

This is an equity investment that receives a cash flow stream based on lease payments received by Flight Lease VII, LLC. Flight Lease VII, LLC owns an aircraft that was leased to one lessee. The lessee had been in arrears on its lease payments and in June of 2018, Flight Lease VII, LLC terminated the lease. As a result of the cessation of cash flows, future payments on this equity investment will resume only if Flight Lease VII, LLC is successful in obtaining a new lessee or sells the aircraft.

FINANCIAL STATEMENTS

The information in “Consolidated Financial Statements and Supplementary Data” in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and “Financial Statements” in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 is incorporated herein by reference. The financial data should be read in conjunction with the Company’s consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as incorporated by reference herein.

MANAGEMENT

The information in “Director and Executive Officer Information,” “Director Compensation,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” in the Company’s Definitive Proxy on Schedule 14A are incorporated herein by reference.

PORTFOLIO MANAGEMENT

The management of our investment portfolio is the responsibility of Sierra Crest and our investment team (the “PTMN Investment Team”). All investment decisions require the majority approval of the PTMN investment committee (the “PTMN Investment Committee”). The PTMN Investment Team sources, identifies and diligences investment opportunities and presents the opportunity to the PTMN Investment Committee for approval. The PTMN Investment Committee is currently comprised of three members of BC Partners Credit (“BCP Credit”) (Ted Goldthorpe, Matthias Ederer and Henry Wang), and one member of BCP PE, or BC Partners Private Equity, Raymond Svider. The PTMN Investment Committee meets regularly to review the opportunities presented by the PTMN Investment Team. Follow-on investments in existing portfolio companies may require the PTMN Investment Committee’s approval beyond that obtained when the initial investment in the company was made. In addition, temporary investments, such as those in cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less, may require approval by the PTMN Investment Committee. Our Board, including a majority of the Independent Directors, oversees and monitors the investment performance and, beginning with the second anniversary of the effective date of the Investment Advisory Agreement, will annually review the compensation we pay to Sierra Crest.

None of Sierra Crest’s investment professionals receive any direct compensation from us in connection with the management of our portfolio.

The following individuals (the “PTMN Portfolio Managers”) have senior responsibility for the management of our investment portfolio: Ted Goldthorpe, Matthias Ederer, Henry Wang, Raymond Svider, and Patrick Schafer. Mr. Schafer is our Chief Investment Officer and has primary responsibility for the day-to-day implementation and management of our investment portfolio.

Biographical information regarding senior members of the PTMN Portfolio Managers who are not directors or executive officers is as follows:

Matthias Ederer

Mr. Ederer is a founding partner of BCP Credit, having previously been a partner and founding team member of Wingspan Investment Management, which he joined in 2013. Prior to Wingspan, he spent seven years in Goldman Sachs’ Special Situations Group and Bank Loan Distressed Investing Group in New York and London.

Raymond Svider

Mr. Svider is a Partner and Chairman of BC Partners. He joined BC Partners in Paris in 1992 before moving to the London office in 2000 to lead its investments in the technology and telecoms industries. Mr. Svider then relocated to New York in 2008. Previously, Mr. Svider worked in investment banking at Wasserstein Perella in New York and Paris, and at the Boston Consulting Group in Chicago.

Henry Wang

Mr. Wang is a founding partner of BCP Credit, having formerly been a Partner at Stonerise Capital Partners where he spent over five years. Previously, he worked for over seven years at Goldman Sachs in its Special Situations Group and Investment Banking Division. Mr. Wang also worked for Vulcan Capital (Paul Allen’s investment firm, co-founder of Microsoft) and Thomas Weisel Partners.

Material conflicts of interest that may arise in connection with the PTMN Portfolio Managers’ management of our investments, on the one hand, and the investments of the other accounts managed by Sierra Crest and its affiliates, on the other. See “Risk Factors—Risks related to our business—There may be conflicts of interest related to obligations that Sierra Crest’s senior management and investment team has to other clients” in our Annual Report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein.

Equity Securities

The dollar range of equity securities in us beneficially owned at September 30, 2021 by each portfolio manager is as follows:

Name	Dollar Range of Equity Securities in PTMN(1)
Matthias Ederer	None
Ted Goldthorpe	$100,001—$500,000
Patrick Schafer	$100,001—$500,000
Raymond Svider	None
Henry Wang	None

(1)	Dollar ranges are as follows: None; $1—$10,000; $10,001—$50,000; $50,001—$100,000; $100,001—$500,000; $500,001—$1,000,000 or Over $1,000,000.

Other Accounts Managed

The information below lists the number of other accounts for which each portfolio manager was primarily responsible for the day-to-day management as of the fiscal year ended December 31, 2020.

Name of PTMN Portfolio Manager	Type of Accounts	Total No. of Other Accounts Managed	Total Other Assets (in millions)(1)	No. of Other Accounts where Advisory Fee is Based on Performance	Total Assets in Other Accounts where Advisory Fee is Based on Performance (in millions)(2)
Matthias Ederer	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Ted Goldthorpe	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Patrick Schafer	Registered Investment Companies	—	—	—	—
	Other Pooled Investment Vehicles	—	—	—	—
	Other Accounts	—	—	—	—
Raymond Svider	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911
Henry Wang	Registered Investment Companies	2	$369	2	$369
	Other Pooled Investment Vehicles	5	$1,444	5	$1,444
	Other Accounts	5	$1,007	4	$911

(1)	Total Other Assets as defined by BCP, which includes undrawn commitments.
(2)	Represents the assets under management of the accounts managed that have the potential to generate fees in addition to management fees based on total assets.

Compensation

BCP’s financial arrangements with the portfolio managers, its competitive compensation and its career path emphasis at all levels reflect the value senior management places on key resources. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include base compensation and performance-based, discretionary compensation.

Base Compensation: Generally, the portfolio managers receive base compensation based on their position with the firm that is consistent with the market rate of annual salaries paid to similarly situated investment professionals.

Discretionary Compensation: The PTMN Portfolio Managers also receive discretionary compensation generally consisting of two components: an annual bonus and carried interest.

•

Annual Bonus: Generally, a PTMN Portfolio Manager receives an annual bonus based on the performance of BCP, the performance of the PTMN Portfolio Manager’s group within BCP and the individual’s performance, achievement of certain internal objectives and contribution to the overall performance of these portfolios and BCP as a whole.

•	Carried Interest: Generally, a PTMN Portfolio Manager receives carried interests with respect to the BCP-advised funds, subject to standard terms and conditions, including vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information contained under the caption “Certain Relationships and Related Transactions” in our most recent Definitive Proxy Statement on Schedule 14A is incorporated by reference herein.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

As of November 22, 2021, there were 9,680,127 shares of our Common Stock outstanding.

No person is deemed to control us, as such term is defined in the 1940 Act.

The following table sets forth, as of the date of this prospectus, information with respect to the beneficial ownership of our Common Stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our Common Stock;

•	each of our directors and each named executive officer; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 9,680,127 shares of our Common Stock outstanding as of November 22, 2021.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, each stockholder maintains an address of c/o Portman Ridge, 650 Madison Avenue, 23rd Floor, New York, New York 10022.

Name and Address	Number of Shares	Percentage of Class
Directors and Executive Officers:
Independent Directors
Alexander Duka	1,000	*
George Grunebaum	—	—
Christopher Lacovara(1)	21,263	*
Dean C. Kehler(2)	167,400	1.7%
Robert Warshauer	2,000	*
Matthew Westwood	4,326	*
Joseph Morea	1,821	*

Non-Independent Directors
Ted Goldthorpe	9,765	*

Executive Officers
Jason T. Roos	—	—
David Held	—	—
Patrick Schafer	5,950	*

Directors and Executive Officers as a Group (11 persons)	213,525	2.2%
5% Holders
Sarpa Holdings LLC(3)	559,868	5.8%

*	Less than 1%.
(1)

Excludes shares of common stock held by KKAT Acquisition Company III, LLC, KKAT Acquisition Company IV, LLC, KKAT Acquisition Company V, LLC, KKAT Acquisition Company VII, LLC and KKAT Acquisition Company VIII, LLC (the “KKAT Entities”). Mr. Lacovara is a member of the KKAT entities and therefore may have a pecuniary interest in certain of the shares held by the KKAT entities. Mr. Lacovara disclaims beneficial ownership of the shares held by the KKAT entities except to the extent of their respective pecuniary interests therein.
(2)

Includes 180,000 (as adjusted for the reverse stock split) shares acquired by Mr. Kehler as consideration for his indirect sale of certain property and limited liability company interests in Trimaran Advisors, L.L.C. to PTMN on February 29, 2012. Mr. Kehler indicated that he has sole dispositive and voting power over 72,500 (as adjusted for the reverse stock split) of such shares which were delivered at the closing of the transaction.

(3)	As reported on a Schedule 13G filed by Sarpa Holdings LLC (“Sarpa”) on February 17, 2021. The principal address of Sarpa is 1870 Ogden Drive, Burlingame, CA 94010.

The following table sets forth the dollar range of PTMN’s equity securities beneficially owned by each of our directors as of November 22, 2021. We are not part of a “family of investment companies,” as that term is defined in Schedule 14A.

Name of Director	Dollar Range of Equity Securities($)(1)(2)
Independent Directors
Alexander Duka	$10,001-$50,000
George Grunebaum	None
Christopher Lacovara	>$100,000
Dean C. Kehler	>$100,000
Robert Warshauer	$10,001-$50,000
Matthew Westwood(3)	>$100,000
Joseph Morea(4)	$10,001-$50,000

Non-Independent Directors
Ted Goldthorpe	>$100,000

(1)

Based on the closing price of our Common Stock on Nasdaq on November 22, 2021 of $24.51. The dollar range of equity securities beneficially owned are: none, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or > $100,000.

(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	Mr. Westwood joined the Board on October, 26, 2020.
(4)	Mr. Morea joined the Board on October, 26, 2020.

The following table sets forth the dollar range of equity interests beneficially owned by any of our independent directors and his or her immediate family as of December 31, 2020 in other funds managed by the Adviser or its affiliates.

Name of Director	Name of Owners	Name of Investment	Title of Class	Value of Securities(1)
Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Special Opportunities Fund I LP	Limited Partnership	Over $ 100,000

Alexander Duka	Alexander Duka and Barbara Duka	BC Partners Lending Corporation	Common Stock	Over $ 100,000

George Grunebaum	George Grunebaum	BC Partners Lending Corporation	Common Stock	Over $ 100,000

Robert Warshauer	Robert Warshauer	BC Partners Lending Corporation	Common Stock	Over $ 100,000

Robert Warshauer	Robert Warshauer	BCP Special Opportunities Fund I LLP	Limited Partnership	Over $ 100,000

(1)	Dollar ranges are as follows: None, $1—$10,000, $10,001—$50,000, $50,001—$100,000, or over $100,000.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets minus liabilities by the total number of shares outstanding.

We calculate the value of our investments in accordance with the procedures described in “Item 1. Business —Determination of Net Asset Value” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

DIVIDEND REINVESTMENT PLAN

The information in “Business—Dividend Reinvestment Plan” in Part 1, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is incorporated herein by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of certain material U.S. federal income tax considerations applicable to us and to an investment in shares of our common stock. This discussion is based on the provisions of the Code, the regulations of the U.S. Department of Treasury promulgated thereunder, or “Treasury regulations,” and administrative and judicial interpretations, each as in effect as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. This discussion does not constitute a detailed explanation of all U.S. federal income tax aspects affecting us and our stockholders and does not purport to deal with the U.S. federal income tax consequences that may be important to particular stockholders in light of their individual investment circumstances or to some types of stockholders subject to special tax rules, such as financial institutions, broker dealers, insurance companies, tax-exempt organizations, partnerships or other pass-through entities, persons holding our common stock in connection with a hedging, straddle, conversion or other integrated transaction, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States, persons who have ceased to be U.S. citizens or to be taxed as resident aliens or individual non-U.S. stockholders present in the United States for 183 days or more during a taxable year. This discussion also does not address any aspects of U.S. estate or gift tax or foreign, state or local tax. This discussion assumes that our stockholders hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No ruling has been or will be sought from the IRS regarding any matter discussed herein.

This discussion does not discuss the consequences of an investment in our preferred stock, subscription rights, debt securities or warrants representing rights to purchase shares of our preferred stock, common stock, or debt securities. The U.S. federal income tax consequences of such an investment in the relevant prospectus supplement.

A “U.S. stockholder” is generally a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity classified as a corporation for U.S. tax purposes created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust (or a trust that has made a valid election to be treated as a U.S. trust).

A “non-U.S. stockholder” generally is a beneficial owner of shares of our common stock other than a U.S. stockholder.

If a partnership or other entity classified as a partnership, for U.S. federal income tax purposes, holds our shares, the U.S. tax treatment of the partnership and each partner generally depends on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partnership (and any partner in such partnership) considering an investment in our common stock should consult its own tax advisers regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of shares by the partnership.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Taxation of the Company

We have elected to be treated and intend to qualify each year as a RIC under Subchapter M of the Code. As a RIC, we generally do not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute to our stockholders as dividends.

To qualify as a RIC, we must, among other things:

•

derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership,” or “QPTP,” hereinafter the “90% Gross Income Test;” and

•	diversify our holdings so that, at the end of each quarter of each taxable year:

•

at least 50% of the value of our total assets is represented by cash and cash items, U.S. Government securities, the securities of other RICs and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of our total assets and not more than 10% of the outstanding voting securities of such issuer, and

•

not more than 25% of the value of our total assets is invested in the securities of any issuer (other than U.S. Government securities and the securities of other regulated investment companies), the securities of any two or more issuers that we control and that are determined to be engaged in the same business or similar or related trades or businesses, or the securities of one or more QPTPs (the “Diversification Tests”).

In the case of a RIC that furnishes capital to development corporations, there is an exception relating to the Diversification Tests described above. This exception is available only to RICs which the SEC determines to be principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available, which we refer to as “SEC Certification.” We have not sought SEC Certification, but it is possible that we will seek SEC Certification in future years. If we receive SEC Certification, we generally will be entitled to include, in the computation of the 50% value of our assets (described above), the value of any securities of an issuer, whether or not we own more than 10% of the outstanding voting securities of the issuer, if the basis of the securities, when added to our basis of any other securities of the issuer that we own, does not exceed 5% of the value of our total assets.

As a RIC, we are generally not subject to U.S. federal income tax on investment company taxable income and net capital gains that we distribute to our stockholders in any taxable year with respect to which we distribute an amount equal to at least 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions) (the “Annual Distribution Requirement”). We intend to distribute annually all or substantially all of such income. Generally, if we fail to meet this Annual Distribution Requirement for any taxable year, we will fail to qualify for tax treatment as a RIC for such taxable year. To the extent we meet the Annual Distribution Requirement for a taxable year, but retain our net capital gains for investment or any investment company taxable income, we are subject to U.S. federal income tax on such retained capital gains and investment company taxable income. We may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated U.S. federal corporate income tax.

We are subject to a nondeductible 4% U.S. federal excise tax on certain of our undistributed income, unless we timely distribute (or are deemed to have timely distributed) an amount equal to the sum of:

•	at least 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;

•

at least 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by us to use our taxable year); and

•	certain undistributed amounts from previous years on which we paid no U.S. federal income tax.

We are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while any senior securities are outstanding unless we meet the applicable asset coverage ratios. See “Business—Regulation—Senior Securities” in our most recently filed Annual Report on Form 10-K, as well as in subsequent filings we make with the SEC. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or to avoid the 4% U.S. federal excise tax, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.

Company Investments

Certain of our investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, including the dividends received deduction, (ii) convert lower taxed long-term capital gains and qualified dividend income into higher taxed short-term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% Gross Income Test. We monitor our transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and to prevent disqualification of us as a RIC but there can be no assurance that we will be successful in this regard.

Debt Instruments. In certain circumstances, we may be required to recognize taxable income prior to which we receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having OID (such as debt instruments with an end-of-term payment and/or PIK interest payment or, in certain cases, increasing interest rates or issued with warrants), we must include in taxable income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as PIK interest, deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock, or certain income with respect to equity investments in foreign corporations. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement and to avoid the 4% U.S. federal excise tax, even though we will not have received any corresponding cash amount.

Warrants. Gain or loss realized by us from the sale or exchange of warrants acquired by us as well as any loss attributable to the lapse of such warrants generally are treated as capital gain or loss. The treatment of such gain or loss as long-term or short-term generally depends on how long we held a particular warrant.

Foreign Investments. In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the requirement to pass through to our stockholders their share of the foreign taxes paid by us.

Passive Foreign Investment Companies. We may invest in the stock of a foreign corporation which is classified as a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or “PFIC.” In general, unless a special tax election has been made, we are required to pay tax at ordinary income rates on any gains and “excess distributions” with respect to PFIC stock as if such items had been realized ratably over the period during which we held the PFIC stock, plus an interest charge. Certain adverse tax consequences of a PFIC investment may be limited if we are eligible to elect alternative tax treatment with respect to such investment. No assurances can be given that any such election will be available or that, if available, we will make such an election. For these reasons, we intend to manage our holdings in passive foreign investment companies to minimize our tax liability.

Foreign Currency Transactions. Under the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue income or other receivables or accrue expenses or other liabilities denominated in a foreign currency and the time we actually collect such receivables or pay such liabilities generally are treated as ordinary income or loss. Similarly, on disposition of debt instruments and certain other instruments denominated in a foreign currency, gains or losses attributable to fluctuations if the value of the foreign currency between the date of acquisition of the instrument and the date of disposition also are treated as ordinary gain or loss. These currency fluctuations related gains and losses may increase or decrease the amount of our investment company taxable income to be distributed to our stockholders as ordinary income.

Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC, and if certain cure provisions described below are not available, we would be subject to tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate stockholders would be eligible to claim a dividend received deduction with respect to such dividend; non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.

The remainder of this discussion assumes that we qualify for tax treatment as a RIC for each taxable year.

Taxation of U.S. stockholders

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) are taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and eligible for a maximum U.S. federal tax rate of 20%. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the 20% maximum U.S. federal tax rate.

Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently at a maximum U.S. federal tax rate of 20% in the case of individuals, trusts or estates), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving dividends in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.

Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates, and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Generally, you will be provided with a written notice each year reporting the amount of any (i) ordinary income dividends, and (ii) capital gain dividends. For purposes of determining (1) whether the Annual

Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, if we pay you a dividend in January which was declared in the previous October, November or December to stockholders of record on a specified date in one of these months, then the dividend will be treated for tax purposes as being paid by us and received by you on December 31 of the year in which the dividend was declared. If an investor purchases shares of our stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of its investment.

Dividend Reinvestment Plan. Under the dividend reinvestment plan, if a U.S. stockholder owns shares of common stock registered in its own name, the U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless the U.S. stockholder opts out of our dividend reinvestment plan by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” Any distributions reinvested under the plan will nevertheless remain taxable to the U.S. stockholder. The U.S. stockholder will have an adjusted basis in the additional common shares purchased through the plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Dispositions. A U.S. stockholder generally will recognize gain or loss on the sale, exchange or other taxable disposition of shares of our common stock in an amount equal to the difference between the U.S. stockholder’s adjusted basis in the shares disposed of and the amount realized on their disposition. Generally, gain recognized by a U.S. stockholder on the disposition of shares of our common stock will result in capital gain or loss to a U.S. stockholder, and will be a long-term capital gain or loss if the shares have been held for more than one year at the time of sale. Any loss recognized by a U.S. stockholder upon the disposition of shares of our common stock held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by the U.S. stockholder. A loss recognized by a U.S. stockholder on a disposition of shares of our common stock will be disallowed as a deduction if the U.S. stockholder acquires additional shares of our common stock (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed. In this case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

Tax Shelter Reporting Regulations. Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup Withholding. We are required in certain circumstances to backup withhold on taxable dividends or distributions paid to non-corporate U.S. stockholders who do not furnish us or the dividend-paying agent with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Taxation of non-U.S. stockholders

The following discussion only applies to certain non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder depends upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their own tax advisers before investing in shares of our common stock.

Actual and Deemed Distributions; Dispositions. Distributions of ordinary income dividends to non-U.S. stockholders, subject to the discussion below, are generally subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current or accumulated earnings and profits even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a non-U.S. stockholder directly, would not be subject to withholding. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, we will not be required to withhold federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

We or the applicable withholding agent generally are not required to withhold any amounts with respect to certain distributions of (i) U.S. source interest income, and (ii) net short term capital gains in excess of net long term capital losses, in each case to the extent we properly report such distributions as “interest-related dividends” or “short-term capital gain dividends” and certain other requirements were satisfied. We anticipate that a portion of our distributions will be eligible for this exemption from withholding; however, we cannot determine what portion of our distributions (if any) will be eligible for this exception until after the end of our taxable year. No certainty can be provided that any of our distributions will be reported as eligible for this exception.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the non-U.S. stockholder is not otherwise required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable tax treaty). Accordingly, investment in shares of our common stock may not be appropriate for certain non-U.S. stockholders.

Dividend Reinvestment Plan. Under our dividend reinvestment plan, if a non-U.S. stockholder owns shares of common stock registered in its own name, the non-U.S. stockholder will have all cash distributions automatically reinvested in additional shares of common stock unless it opts out of our dividend reinvestment plan by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Dividend Reinvestment Plan.” If the distribution is a distribution of our investment company taxable income, is not reported by us as a short-term capital gains dividend or interest-related dividend and it is not effectively connected with a U.S. trade or business of the non-U.S. stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the non-U.S. stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) and only the net after-tax amount will be reinvested in common shares. The non-U.S. stockholder will have an adjusted basis in the additional common shares purchased through the plan equal to the amount reinvested. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the non-U.S. stockholder’s account.

Backup Withholding. A non-U.S. stockholder who is a nonresident alien individual, and who is otherwise subject to withholding of federal income tax, will be subject to information reporting, but may not be subject to backup withholding of federal income tax on taxable dividends or distributions if the non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN, IRS Form W-8BEN-E, or an acceptable substitute form. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA”, and the Treasury regulations promulgated thereunder, generally impose a withholding tax of 30% on certain payments of U.S. source interest, dividends and other fixed or determinable annual or periodical gains, profits, and income to foreign financial institutions (“FFIs”) unless such FFIs enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners), or such FFIs reside in a jurisdiction that has entered into an intergovernmental agreement with the IRS to provide such information and such FFIs comply with the terms of such intergovernmental agreement and any enabling legislation or administrative authority with respect to such intergovernmental agreement. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless such foreign entities certify that they do not have any greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. Holder and the status of the intermediaries through which they hold their shares, Non-U.S. Holders could be subject to this 30% withholding tax with respect to distributions on their shares of our common stock and proceeds from the sale of their shares of our common stock. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

Each prospective investor is urged to consult its tax adviser regarding the applicability of FATCA and any other reporting requirements with respect to the prospective investor’s own situation, including investments through an intermediary.

DESCRIPTION OF COMMON STOCK

Please refer to Exhibit 4.9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 11, 2021, which is incorporated by reference into this prospectus, for a description of our common stock. We urge you to read the applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

DESCRIPTION OF PREFERRED STOCK

In addition to shares of common stock, our charter authorizes the issuance of preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. We may issue preferred stock from time to time in one or more classes or series, without stockholder approval. Prior to issuance of shares of each class or series, our Board is required by Delaware law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.

The following is a general description of the terms of the preferred stock we may issue from time to time. Particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock.

If we issue preferred stock, it will pay dividends to the holders of the preferred stock at either a fixed rate or a rate that will be reset frequently based on short-term interest rates, as described in a prospectus supplement accompanying each preferred share offering.

You should note that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any cash dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, the liquidation preference of any preferred stock, together with all other senior securities, must not exceed an amount equal to 66 2/3% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. In addition, under the 1940 Act, shares of preferred stock must be cumulative as to dividends and have a complete preference over our common stock to payment of their liquidation preference in the event of a dissolution

Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock provides us with increased flexibility in structuring future financings and acquisitions. However, we do not currently have any plans to issue preferred stock.

For any class or series of preferred stock that we may issue, our Board will determine and the articles supplementary and prospectus supplement relating to such class or series will describe:

•	the designation and number of shares of such class or series;

•

the rate, whether fixed or variable, and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such class or series, as well as whether such dividends are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such class or series, including adjustments to the conversion price of such class or series;

•	the rights and preferences, if any, of holders of shares of such class or series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such class or series;

•	any provisions relating to the redemption of the shares of such class or series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such class or series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such class or series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such class or series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our Board, and all shares of each class or series of preferred stock will be identical and of equal rank except as to the dates from which dividends, if any, thereon will be cumulative. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable class or series of preferred stock.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. You should read the prospectus supplement related to any such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days)

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise Of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Dilutive Effects

Any stockholder who chooses not to participate in a rights offering should expect to own a smaller interest in us upon completion of such rights offering. Any rights offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their subscription rights. Further, because the net proceeds per share from any rights offering may be lower than our then current net asset value per share, the rights offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial, particularly to the extent we engage in multiple rights offerings within a limited time period. In addition, the market price of our common stock could be adversely affected while a rights offering is ongoing as a result of the possibility that a significant number of additional shares may be issued upon completion of such rights offering. All of our stockholders will also indirectly bear the expenses associated with any rights offering we may conduct, regardless of whether they elect to exercise any rights.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants. You should read the prospectus supplement related to any warrants offering.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the aggregate number of such warrants;

•	the title of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the number of such warrants issued with each security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants, and our Board approves such issuance on the basis that the issuance is in the best interests of us and our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants at the time of issuance may not exceed 25.0% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “—Events of Default—Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to the debt securities.

This section includes a description of the material provisions of the indenture. Any accompanying prospectus supplement will describe any other material terms of the debt securities being offered thereunder. Because this section is a summary, however, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the form of indenture is attached as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC in connection with any debt offering, at which time the supplemental indenture would be publicly available. See “Available Information” for information on how to obtain a copy of the indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including among other things:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof);

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default (as defined in “Events of Default” below);

•	whether the series of debt securities is issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	any special federal income tax implications, including, if applicable, federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interest;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Under the provisions of the 1940 Act, we, as a BDC, are permitted to issue debt only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after each issuance of debt, but giving effect to any exemptive relief granted to us by the SEC. For a discussion of risks involved with incurring additional leverage, see “Risk Factors” in our annual, quarterly and other reports filed with the SEC from time to time. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement (“offered debt securities”) and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”) may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of, or premium or interest, if any, on, debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “—Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

Except as described under “—Events of Default” and “—Merger or Consolidation” below, the indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants, as applicable, that are described below, including any addition of a covenant or other provision providing event risk protection or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio, and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you in this Description of Our Debt Securities, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Termination of a Global Security.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the debt securities to be registered in his, her or its name and cannot obtain certificates for his, her or its interest in the debt securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his, her or its own bank or broker for payments on the debt securities and protection of his, her or its legal rights relating to the debt securities, as we describe under “—Issuance of Securities in Registered Form” above;

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his, her or its interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	if we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series;

•

an investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee;

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds; your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities; there may be more than one financial intermediary in the chain of ownership for an investor; we do not monitor, nor are we responsible for the actions of, any of those intermediaries.

Termination of a Global Security

If a global security is terminated for any reason, interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of legal holders and street name investors under “—Issuance of Securities in Registered Form” above.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the applicable trustee, is responsible for deciding the investors in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Since we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date to the holder of debt securities as shown on the trustee’s records as of the close of business on the regular record date at our office and/or at other offices that may be specified in the prospectus supplement. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, at our option, we may pay any cash interest that becomes due on the debt security by mailing a check to the holder at his, her, or its address shown on the trustee’s records as of the close of business on the regular record date or by transfer to an account at a bank in the United States, in either case, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	we do not pay the principal of (or premium, if any, on) a debt security of the series within five days of its due date;

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not deposit any sinking fund payment in respect of debt securities of the series within five days of its due date;

•

we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25.0% of the principal amount of debt securities of the series);

•	we voluntarily file for bankruptcy or consent to the commencement of certain other events of bankruptcy, insolvency or reorganization;

•

a court of competent jurisdiction enters an order or decree under bankruptcy law that is for relief against us in an involuntary case or proceeding, adjudges us bankrupt or insolvent or orders the winding up or liquidation of us and the continuance of any such decree or order remains undischarged or unstayed for a period of 90 days;

•

the series of debt securities has an asset coverage, as such term is defined in the 1940 Act, of less than 100.0% on the last business day of each of 24 consecutive calendar months, giving effect to any exemptive relief granted to us by the SEC; or

•	any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium, interest, or sinking or purchase fund installment, if it in good faith considers the withholding of notice to be in the interest of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25.0% in principal amount of the outstanding debt securities of the affected series may (and the trustee shall at the request of such holders) declare the entire principal amount of all the outstanding debt securities of that series to be due and immediately payable by a notice in writing to us (and to the trustee if given by such holders). This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the outstanding debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default with respect to the relevant series of debt securities has occurred and remains uncured;

•

the holders of at least 25.0% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity, security, or both reasonably satisfactory to the trustee against the costs, expenses, and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series must not have given the trustee a direction inconsistent with the above notice during that 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Waiver of Default

Holders of a majority in principal amount of the outstanding debt securities of the affected series may waive any past defaults other than a default:

•	in the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell substantially all of our assets, the resulting entity or transferee must agree to be legally responsible for our obligations under the debt securities;

•

the merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security or the terms of any sinking fund with respect to any security;

•	reduce any amounts due on a debt security;

•

reduce the amount of principal payable upon acceleration of the maturity of an original issue discount or indexed security following a default or upon the redemption thereof or the amount thereof provable in a bankruptcy proceeding;

•	adversely affect any right of repayment at the holder’s option;

•	change the place or currency of payment on a debt security (except as otherwise described in the prospectus or prospectus supplement);

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to outstanding holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures with the consent of holders, waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of a series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of the covenants applicable to that series of debt securities. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•

for debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “—Defeasance—Full Defeasance”.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within 11 months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If we achieved covenant defeasance and your debt securities were subordinated as described under “—Indenture Provisions—Subordination” below, such subordination would not prevent the trustee under the indenture from applying the funds available to it from the deposit described in the first bullet below to the payment of amounts due in respect of such debt securities for the benefit of the subordinated debt holders. In order to achieve covenant defeasance, the following must occur:

•

we must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or result in a default under, of the indenture or any of our other material agreements or instruments, as applicable;

•

no default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days; and

•	satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be such a shortfall. However, there is no assurance that we would have sufficient funds to make payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law or we obtain an IRS ruling, as described in the second bullet below, we can legally release ourself from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

we must deposit in trust for the benefit of all holders of a series of debt securities a combination of cash (in such currency in which such securities are then specified as payable at stated maturity) or government obligations applicable to such securities (determined on the basis of the currency in which such securities are then specified as payable at stated maturity) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments;

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit;

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or constitute a default under, of the indenture or any of our other material agreements or instruments, as applicable;

•

no default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days; and

•	satisfy the conditions for full defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors, as applicable, if we ever became bankrupt or insolvent. If your debt securities were subordinated as described later under “—Indenture Provisions—Subordination”, such subordination would not prevent the trustee under the indenture from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of such debt securities for the benefit of the subordinated debt holders.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourself.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent, as applicable, is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Senior Indebtedness. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed that we have designated as “Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Senior Indebtedness), and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness and of our other Indebtedness outstanding as of a recent date.

Secured Indebtedness and Ranking

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. Any unsecured indenture securities will effectively rank junior to any secured indebtedness, including any secured indenture securities, that we incur in the future to the extent of the value of the assets securing such future secured indebtedness. The debt securities, whether secured or unsecured, will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by any subsidiaries, financing vehicles, or similar facilities we may have.

In the event of our bankruptcy, liquidation, reorganization or other winding up any of our assets that secure secured debt will be available to pay obligations on unsecured debt securities only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all unsecured debt securities then outstanding after fulfillment of this obligation. As a result, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

U.S Bank National Association serves as the trustee under the indenture.

REGULATION

We are subject to regulation as described in “Item 1. Business—Regulation” of our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

PLAN OF DISTRIBUTION

We may offer from time to time, in one or more offerings or series, up to $500,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock, and/or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts offerings or a combination of these methods.

We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering by us, through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities by us may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that, in connection with a sale by us, the offering price per share of common stock, less any underwriting commissions and discounts or agency fees paid, must equal or exceed the net asset value per share of our common stock at the time of the offering except (i) in connection with a rights offering to our existing stockholders, (ii) with the prior approval of the majority (as defined in the 1940 Act) of our common stockholders, or (iii) under such other circumstances as the SEC may permit. Any offering of securities by us that requires the consent of the majority of our common stockholders, must occur, if at all, within one year after receiving such consent. The price at which the securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of our securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will bear, directly or indirectly, such expenses payable by us, as well as any other fees and the expenses incurred by us in connection with any offering of the securities, including debt securities.

Underwriters may sell our securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act in connection with an offering by us. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ may engage in passive market-making transactions in our common stock, preferred stock, subscription rights, warrants or debt securities, as applicable, on the NASDAQ in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is listed on the NASDAQ under the symbol “PTMN”. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

PTMN’s investment securities are held under a custody agreement with U.S. Bank National Association. The address of the custodian is U.S. Bank National Association, Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. The transfer agent and registrar for PTMN Common Stock, American Stock Transfer & Trust Company, acts as PTMN’s transfer agent, dividend paying and reinvestment agent for PTMN Common Stock. The principal business address of the transfer agent is 59 Maiden Lane, New York, New York 10038. U.S. Bank National Association, PTMN’s trustee under an indenture and the first supplemental indenture thereto relating to the 2022 Notes, is the paying agent, registrar and transfer agent relating to the 2022 Notes. The principal business address of PTMN’s trustee is One Federal Street, 10th Floor, Boston, MA 02110.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since PTMN generally acquires and disposes of PTMN’s investments in privately negotiated transactions, PTMN infrequently uses brokers in the normal course of its business. Subject to policies established by the PTMN Board, PTMN generally does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for PTMN, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While PTMN generally seeks reasonably competitive trade execution costs, PTMN does not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, PTMN may select a broker based partly upon brokerage or research services provided to PTMN. In return for such services, PTMN may pay a higher commission than other brokers would charge if PTMN determines in good faith that such commission is reasonable in relation to the services provided, and PTMN’s management and employees are authorized to pay such commission under these circumstances.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the Company by Dechert LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Portman Ridge Finance Corporation appearing in Portman Ridge Finance Corporation’s Annual Report on Form 10-K as of and for the years ended December 31, 2020 and 2019, have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PTMN and its subsidiaries for the year ended December 31, 2018 appearing in PTMN’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, located at One Manhattan West, New York, NY 10001, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Harvest Capital Credit Corporation at December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated by reference into this prospectus, have been audited by RSM US LLP located at 151 W 42nd Street, 19th Floor, New York, NY 10036, as set forth in their report therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Harvest Capital Credit Corporation for the year ended December 31, 2018 incorporated in this prospectus by reference to Harvest Capital Credit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, located at 405 Howard Street, Suite 600, San Francisco, CA 94105, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

We incorporate by reference into this prospectus the documents listed below that we have previously filed with the SEC, and any reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus, including all such filings we may file with the SEC after the date of the initial filing of the registration statement of which this prospectus is part and prior to its effectiveness, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K, or other information “furnished” to the SEC, which is not deemed filed is not and will not be incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021;

•

our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 6, 2021, for the quarter ended June 30, 2021 filed with the SEC on August 5, 2021 and for the quarter ended September 30, 2021 filed with the SEC on November 4, 2021;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2021;

•

our Current Reports on Form 8-K, filed with the SEC on January  11, 2021, January 12, 2021, March  16, 2021, May 3, 2021, May  12, 2021, June 8, 2021, June  10, 2021, June 24, 2021, July  6, 2021, July 21, 2021, August  23, 2021, August 26, 2021 and October 26, 2021;

•

the audited financial statements of Harvest Capital Credit Corporation included in Harvest Capital Credit Corporation’s Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021;

•

the unaudited financial statements of Harvest Capital Credit Corporation included in Harvest Capital Credit Corporation’s Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021; and

•	any description of shares of our common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

To obtain copies of these filings, see “Available Information.”

AVAILABLE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available free of charge at www.sec.gov. This information is also available free of charge by contacting us by telephone at (212) 891-2880 or on our website at www.portmanridge.com. Information contained on our website is not incorporated by reference into this prospectus or any prospectus supplement, and you should not consider that information to be part of this prospectus or any prospectus supplement.

You can request a copy of any of our SEC filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents), including those incorporated by reference herein, at no cost, by writing or telephoning us at the following address or telephone number:

Portman Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, New York 10022

(212) 891-2880

Attn: Secretary

$500,000,000

Portman Ridge Finance Corporation

Common Stock

Preferred Stock

Subscription Rights

Warrants

Debt Securities

PROSPECTUS